Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ANSYS, INC.,

EVGENI, INC.,

SIDNEY LLC,

and

ANSOFT CORPORATION

Dated as of March 31, 2008

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER, MERGER SUB AND MERGER LLC		31

4.1	Corporate Organization	31

4.2	Capitalization	31

4.3	Authority	32

4.4	Consents and Approvals	32

4.5	Broker’s Fees	33

4.6	Buyer Reports; Financial Statements; Sarbanes-Oxley Act.	33

4.7	Absence of Certain Changes or Events	36

4.8	Legal Proceedings	36

4.9	Absence of Undisclosed Liabilities	36

4.10	Compliance with Applicable Laws and Reporting Requirements	37

4.11	Intellectual Property	37

4.12	Books and Records	38

4.13	Illegal Payments	38

4.14	Available Funds	38

4.15	Disclosure Documents; Buyer Information	39

4.16	Definition of Buyer’s Knowledge	39

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS		39

5.1	Conduct of Seller’s Business Pending the Effective Time	39

5.2	Conduct of Buyer’s Business Pending the Effective Time	43

ARTICLE VI - ADDITIONAL AGREEMENTS		44

6.1	Disclosure Documents	44

6.2	Seller Stockholders’ Meeting	45

6.3	Third Party Consents and Regulatory Approvals	45

6.4	No Solicitation of Transactions; Acquisition Proposals	47

6.5	Access to Information	49

6.6	Employment and Benefit Matters	50

6.7	Directors’ and Officers’ Indemnification and Insurance	51

6.8	Additional Agreements	52

6.9	Publicity	52

6.10	Notification of Certain Events.	52

6.11	Shares Listed	53

6.12	Stock Exchange De-listing.	53

6.13	Takeover Statutes.	53

6.14	Section 16 Matters	53

6.15	Other Actions by the Parties	54

6.16	Financing	54

6.17	Reorganization	54

6.18	Tax Due Diligence.	55

6.19	Director.	55

ARTICLE VII - CONDITIONS PRECEDENT		55

7.1	Conditions to Each Party’s Obligations To Effect the Merger	55

7.2	Conditions to the Obligations of Buyer, Merger Sub and Merger LLC	56

7.3	Conditions to the Obligations of Seller	57

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER		58

8.1	Termination	58

8.2	Effect of Termination and Abandonment	60

8.3	Amendment	61

8.4	Extension; Waiver	61

ARTICLE IX - MISCELLANEOUS		61

9.1	Survival	61

9.2	Expenses	61

9.3	Notices	61

9.4	Interpretation	63

9.5	Rules of Construction.	63

9.6	Counterparts	63

9.7	Entire Agreement	63

9.8	Governing Law; Jurisdiction and Venue	63

9.9	Severability	63

9.10	Assignment; Reliance of Other Parties	64

9.11	Specific Performance	64

9.12	Definitions	64

Exhibits
Exhibit A	Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 31, 2008, by and among ANSYS, Inc., a Delaware corporation (“Buyer”), Evgeni, Inc., a Delaware corporation and a wholly owned Subsidiary of Buyer (“Merger Sub”), Sidney LLC, a single member Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger LLC”), and Ansoft Corporation, a Delaware corporation (“Seller”).

WHEREAS, Buyer, Merger Sub, Merger LLC and Seller intend to effect a merger (the “Merger”) of Merger Sub with and into Seller in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with Seller to be the surviving corporation of the Merger, which Merger will be followed immediately by a merger of the Surviving Corporation (as defined below) with and into Merger LLC (the “Upstream Merger”), with the Merger LLC to be the surviving entity in the Upstream Merger (the “Surviving Entity”). It is intended that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger and that the Upstream Merger shall, through the binding commitment evidenced by this Agreement, be effected immediately following the Effective Time (as defined below) without further approval, authorization or direction from or by any of the parties hereto.

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub, Seller and the managing member of Merger LLC have declared that it is advisable and in the best respective interests of Buyer, Merger Sub, Merger LLC and Seller and their respective stockholders or sole member, as applicable, to consummate, and have approved this Agreement and the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Merger and the Upstream Merger shall occur.

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Buyer, Merger Sub and Merger LLC to enter into this Agreement, Buyer and certain stockholders have entered into voting agreements, dated as of the date hereof, in the form attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which such stockholders have agreed, subject to the terms thereof, to vote or cause to be voted, at Seller’s Stockholder Meeting (as defined below) all of the shares of the Seller Common Stock (as defined below) beneficially owned by such stockholder in favor of the adoption and approval of this Agreement.

WHEREAS, it is intended that the Merger and the Upstream Merger, considered together as a single integrated transaction, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties, and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - THE MERGER

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into Seller. Seller shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, which shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger. Immediately after the Effective Time, the Surviving Corporation shall cause the Upstream Merger to become effective by filing a certificate of merger with the Secretary of State of Delaware (the “Upstream Merger Certificate”), in accordance with the relevant provisions of the DGCL and the LLC Act. The “Upstream Merger Effective Time” shall be the date and time when the Upstream Merger becomes effective as set forth in the Upstream Merger Certificate.

1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing, but subject to satisfaction of such conditions at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities, and duties of Seller and Merger Sub, as provided under Section 259 of the DGCL. At and after the Upstream Merger Effective Time, the Upstream Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Upstream Merger Effective Time, the Surviving Entity shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities, and duties of the Surviving Corporation and Merger LLC, as provided in the DGCL and the LLC Act and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Entity.

1.5 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation of Seller (the “Seller Charter”), as in effect immediately prior to the Effective Time, shall be amended to be identical to the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), except the name of Seller as the Surviving Corporation shall continue to be Ansoft Corporation and the provisions of the Merger Sub Charter relating to the incorporator of the Merger Sub shall be omitted, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided and in accordance with the DGCL (the “Surviving Corporation Charter”). From and after the Effective Time, the Bylaws of Seller (the “Seller Bylaws”), as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Bylaws”).

(b) At the Upstream Merger Effective Time, by virtue of the Upstream Merger and without any action on the part of Merger LLC or the Surviving Corporation, the Certificate of Formation of Merger LLC, as in effect immediately prior to the Upstream Merger Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter amended in accordance with the LLC Act, except the name of the Surviving Entity shall be Sidney LLC (the “Surviving Entity Certificate of Formation”). From and after the Upstream Merger Effective Time, by virtue of the Upstream Merger and without any action on the part of Merger LLC or the Surviving Corporation, the Limited Liability Company Agreement of Merger LLC as in effect immediately prior to the Upstream Merger Effective Time shall be the Limited Liability Company Agreement of the Surviving Entity, except the name of the Surviving Entity shall be Sidney LLC (the “Surviving Entity Limited Liability Company Agreement”).

1.6 Directors and Officers.

(a) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws. From and after the Upstream Merger Effective Time, the directors of Merger LLC immediately prior to the Effective Time shall become the directors of the Surviving Entity, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Entity Certificate of Formation and the Surviving Entity Limited Liability Company Agreement.

(b) From and after the Effective Time, the officers of Seller at the Effective Time shall be the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws. From and after the Upstream Merger Effective Time, the officers of Merger LLC at the Upstream Merger Effective Time shall be the officers of the Surviving Entity, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Entity Certificate of Formation and the Surviving Entity Limited Liability Company Agreement.

ARTICLE II - EFFECT OF THE MERGER ON THE SELLER CAPITAL STOCK;

EXCHANGE OF SHARES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of Seller or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Certain Stock. All shares of common stock, $0.01 par value per share, of Seller (“Seller Common Stock”) that are owned by Seller or any wholly owned Subsidiary of Seller and any shares of Seller Common Stock owned by Buyer, Merger Sub, or any other wholly owned Subsidiary of Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Seller Common Stock. Subject to Section 2.2, each share of Seller Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to adjustment as provided for in Section 8.1(c): (i) $16.25 per share in cash without interest (the “Cash Consideration”), and (ii) 0.431882 shares (the “Exchange Ratio”) of common stock, $0.01 par value per share, of Buyer (the “Buyer Common Stock”) (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein as the “Merger Consideration.” As of the Effective Time, all such shares of Seller Common Stock, when converted as provided in this Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate” and collectively, the “Certificates”) or a book-entry share (each a “Book-Entry Share” and collectively, the “Book-Entry Shares”) representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II upon surrender of such Certificate or Book-Entry Share, as the case may be, in accordance with Section 2.2, without interest or dividends.

(d) Seller Stock Options and Related Matters.

(i) As soon as practicable following the date of this Agreement, the Board of Directors of Seller (or, if appropriate, any committee administering the Seller Stock Option Plans) shall adopt such resolutions or use its reasonable best effort to take such other actions as are required to provide for the conversion of each Seller Stock Option as provided in this Section 2.1(d).

(ii) At the Effective Time, each Seller Stock Option that is outstanding and unexercised immediately prior to the Effective Time (“Assumed Options”), whether or not vested, shall be converted into and become an option to purchase Buyer Common Stock as provided below in this Section 2.1(d)(ii), and Buyer shall assume such Seller Stock Option in accordance with this Section 2.1(d)(ii) and the terms (as in effect as of the date of this Agreement) of the Seller Stock Option Plans and/or the seller option agreement by which such Option is evidenced. All rights to purchase Seller Common Stock under Assumed Options shall, effective as of the Effective Time, thereupon be converted into rights to purchase Buyer Common Stock. Accordingly, from and after the Effective Time: (A) each Assumed Option may be exercised solely for Buyer Common Stock; (B) the number of shares of Buyer Common Stock subject to each Assumed Option shall be determined by multiplying the number of shares of Seller Common Stock that were subject to such Assumed Option immediately prior to the Effective Time by the Option Exchange Ratio, and rounding the resulting number down to the nearest whole number of Buyer Common Stock; (C) the per share exercise price for the Buyer Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of Seller Common Stock subject to such Assumed Option, as in effect immediately prior to the Effective Time, by the Option Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) after giving effect to any acceleration of vesting of any Assumed Option that will occur as a result of the Merger pursuant to the terms of any such Assumed Option, any remaining restriction on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, remaining vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the conversion of such Assumed Option. Buyer shall file with the SEC, no later than three (3) Business Days after the Closing, a registration statement on Form S-8 (or any successor form), if available for use by Seller, relating to the Buyer Shares issuable with respect to the Assumed Options. “Option Exchange Ratio” is the quotient of (x) $16.25, plus (A) the Exchange Ratio multiplied by (B) the average of the closing prices of Buyer Common Stock for the thirty (30) trading days ending one (1) day prior to the Closing, divided by (y) the average of the closing prices of Buyer Common Stock for the thirty (30) trading days ending one (1) day prior to the Closing, rounded to the nearest one-hundred thousandth of a cent, with $.000005 rounded down.

(iii) Notwithstanding the foregoing, in the event that the number of shares of Buyer Common Stock issuable upon the exercise of Assumed Options plus the number of shares of Buyer Common Stock to be issued in respect of shares of Seller Common Stock in the Merger (the “Total Shares”) exceeds twenty percent (20%) of the number of shares of Buyer Common Stock outstanding prior to the Merger, the number of Assumed Options shall be reduced to an amount such that the Total Shares is less than 20% of the number of shares of Buyer Common Stock outstanding prior to the Merger. Any Options that are not Assumed Options by operation of this subparagraph shall be entitled to receive, in lieu of being assumed by Buyer, an amount of cash equal to $32.50, minus the exercise price of such Option not assumed. Only Options that are vested and permitted to receive such cash payment pursuant to the applicable Seller Stock Option Plan shall be eligible to receive such cash payment. The Options to receive such cash payment shall be allocated amongst the holders thereof pro rata based on the number of Options eligible to receive the cash payment held by each.

2.2 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Buyer Common Stock, as reported on Nasdaq, for the five (5) trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

2.3 Exchange Procedures.

(a) Exchange Fund. At or before the Effective Time, for the benefit of the holders of Seller Common Stock, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”), and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deliver, or cause to be delivered, additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Exchange Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable following the Effective Time, and provided that Seller has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates or Book-Entry Share or Book-Entry Shares, as the case may be, who has not previously surrendered such Certificate or Certificates or Book-Entry Share or Book-Entry Shares, as the case may be, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as the case may be, shall pass, only upon delivery of the Certificates or the Book-Entry Shares, as the case may be, to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as the case may be, in exchange for the Merger Consideration into which the shares of Seller Common Stock represented by such Certificate or Certificates or Book-Entry Shares, as the case may be, shall have been converted pursuant to Sections 2.1 and 2.2 of this Agreement.

Upon proper surrender of a Certificate or Book-Entry Share, as applicable, for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share, as applicable, shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Seller Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Seller Common Stock shall have become entitled pursuant to this Agreement, and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock to which such former holder has the right to receive in respect of the Certificate or Book-Entry Share, as the case may be, surrendered pursuant to this Agreement, and the Certificate or Book-Entry Share, as the case may be, so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Certificates or Book-Entry Shares, as applicable, representing shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1 and 2.2, and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.3. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or any such unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares, as the case may be.

(c) Dividends or Other Distributions. No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share, as applicable, until the holder thereof shall surrender such Certificate or Book-Entry Share, as applicable, in accordance with this Section 2.3. After the surrender of a Certificate or Book-Entry Share, as applicable, in accordance with this Section 2.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate or Book-Entry Share, as applicable.

(d) Lost Certificates. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Seller Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates or Book-Entry Share or Book-Entry Shares, as the case may be, representing the shares of Seller Common Stock for exchange as provided in this Section 2.3, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate or Book-Entry Share, as the case may be, evidencing Seller Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate or Book-Entry Share, as applicable, so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate or Book-Entry Share, as applicable, and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Share, as applicable, surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) No Further Ownership Rights in Seller Common Stock. The Merger Consideration (including any payments paid pursuant to Section 2.2) delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time the stock transfer books of Seller shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares, as the case may be, are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled against delivery of the Merger Consideration for each share of Seller Common Stock formerly represented by such certificate.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares, as the case may be, nine (9) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer, upon demand, and any holder of a Certificate or a Book-Entry Share, as the case may be, who has not previously complied with this Article II prior to the end of such nine (9) month period shall thereafter look only to Buyer for payment of its claim for the Merger Consideration. If outstanding Certificates or Book-Entry Shares, as the case may be, are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Seller Common Stock represented by any Certificate or Book-Entry Shares, as the case may be, for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Seller Common Stock represented by any Certificate or Book-Entry Shares, as the case may be, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America or in certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund and be payable to the Surviving Corporation.

(h) Withholding Rights. Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share or Seller Stock Option, as the case may be, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such deducted, withheld and paid over amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share or Seller Stock Option, as applicable, in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.

(i) Adjustments to Prevent Dilution. In the event Buyer or Seller changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Seller Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Seller Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and/or the Cash Consideration shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) Buyer issues employee or director stock grants or similar equity awards.

2.4 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of the Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Seller Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost, or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Seller Common Stock held by Seller Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Seller Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive, without any interest thereon, the Merger Consideration.

(b) Seller shall give Buyer, Merger Sub and Merger LLC prompt notice of any demands received by Seller for the exercise of appraisal rights with respect to shares of Seller Common Stock and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Seller shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Buyer, Merger Sub and Merger LLC (the “Seller Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Buyer, Merger Sub and Merger LLC as follows:

3.1 Corporate Organization.

(a) Seller is a corporation, duly organized, validly existing, and in good corporate standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease, or operate all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Seller Charter and the Seller Bylaws, copies of which have previously been made available to Buyer, Merger Sub and Merger LLC, are true, correct, and complete copies of such documents as currently in effect.

(b) Each of Seller’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization. Each of Seller’s Subsidiaries has all requisite corporate power or other power and authority to own, lease, or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Seller’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c) The Certificate of Incorporation and Bylaws or equivalent organizational documents of each of Seller’s Subsidiaries that currently have operations, copies of which have previously been made available to Buyer, Merger Sub and Merger LLC, are true, correct, and complete copies of such documents as currently in effect.

3.2 Capitalization.

(a) The authorized capital stock of Seller consists of 50,000,000 shares of Seller Common Stock and 1,000,000 shares of preferred stock, $0.01 par value per share (the “Seller Preferred Stock”), of Seller. At the close of business on March 27, 2008, there were 23,271,814 shares of Seller Common Stock issued and outstanding (of which none were shares of restricted stock of Seller) and no shares of Seller Preferred Stock issued and outstanding. At the close of business on March 27, 2008, there were 6,750,726 shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of Seller. At the close of business on March 27, 2008, there were 3,007,044 shares of Seller Common Stock issuable upon exercise of outstanding Seller Stock Options, subject to adjustment on the terms set forth in the Seller Stock Option Plans. Seller has no shares of Seller Common Stock or Seller Preferred Stock reserved for issuance other than as described above. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights. Except for the Seller Stock Option Plans or as reflected in Section 3.2(a) of the Seller Disclosure Schedule, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Seller to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of Seller or any Subsidiary of Seller or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of Seller or any Subsidiary of Seller or obligating Seller or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of Seller to repurchase, redeem, or otherwise acquire any shares of capital stock of, or other equity interests in, Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in, any Subsidiary of Seller. Section 3.2(a) of the Seller Disclosure Schedule sets forth (i) the name of each holder of a Seller Stock Option, (ii) the date each Seller Stock Option was granted, (iii) the number of shares of Seller Common Stock subject to each such Seller Stock Option, (iv) the expiration date of each such Seller Stock Option, (v) the vesting schedule of each such Seller Stock Option, and (v) the price at which each such Seller Stock Option may be exercised. Section 3.2(a) of the Seller Disclosure Schedule sets forth a complete list of the Seller Restricted Stock Awards granted under the Seller Stock Option Plans and the vesting schedule for each such award, if any. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, there are no shares of Seller Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Seller.

(b) Section 3.2(b) of the Seller Disclosure Schedule lists each of Seller’s Subsidiaries on the date of this Agreement and indicates for each such Subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Seller; and (ii) the jurisdiction of incorporation or organization. Except as set forth in

Section 3.2(b) of the Seller Disclosure Schedule, no Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Seller to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Seller held, directly or indirectly, by Seller are validly issued, fully paid (to the extent required under the applicable governing documents), and nonassessable and are owned by Seller free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto.

3.3 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to obtaining the approval of the Seller Stockholders to adopt and approve this Agreement. The adoption, execution, delivery, and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been recommended by, and are duly and validly adopted and approved by a vote of, the Board of Directors of Seller. The Board of Directors of Seller has declared this Agreement advisable and has directed that this Agreement be submitted to the Selling Stockholders for adoption and approval at the Seller Stockholders’ Meeting and, except for the adoption and approval of this Agreement by the Seller Stockholders, the filing of the Certificate of Merger and the Upstream Merger Certificate with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Seller is necessary to authorize the adoption, execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution, and delivery by Buyer, Merger Sub and Merger LLC) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

3.4 No Violation; Required Filings and Consents. Assuming the adoption and approval of this Agreement by the Seller Stockholders and except (a) for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and any applicable foreign antitrust Laws, and state securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger and the Upstream Merger Certificate, and (c) as otherwise set forth in Section 3.4 of the Seller Disclosure Schedule, none of the execution, delivery, or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) require any filing with, notice by, or permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, or (iv) violate any Law or Order applicable to Seller or any of its properties or assets, excluding from the foregoing clauses (ii), (iii), and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, or defaults that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Seller of its material obligations under this Agreement, or (C) have a Seller Material Adverse Effect.

3.5 Broker’s Fees. Neither Seller nor any of its officers, directors, employees, or agents has employed any broker, finder, or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of Deutsche Bank Securities Inc. (the “Seller’s Advisor”) and for legal, accounting, and other professional fees payable in connection with the Merger, all of which will be payable by Seller.

3.6 Seller Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Seller has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since May 1, 2004 (the forms, statements, reports and documents filed or furnished since May 1, 2004 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Seller SEC Reports”), except where the failure to so file or furnish would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Each of the Seller SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Seller SEC Reports, or, if not yet filed or furnished, will to Seller’s knowledge comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Seller SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Seller SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Seller SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to Seller’s knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Seller has made available to Buyer, Merger Sub and Merger LLC true, correct, and complete copies of all amendments and modifications that have not been filed by Seller with the SEC to all agreements, documents, and other instruments that previously had been filed by Seller with the SEC and are currently in effect. As of the date of this Agreement, Seller has timely responded to all comment letters of the staff of the SEC relating to the Seller SEC Reports, and the SEC has not advised Seller that any final responses are inadequate, insufficient or otherwise non-responsive. Seller has made available to Buyer, Merger Sub and Merger LLC true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Seller and any of its Subsidiaries, on the other hand, occurring since May 1, 2004 and prior to the date of this Agreement and will, reasonably promptly following the receipt thereof, make available to Buyer, Merger Sub and Merger LLC any such correspondence sent or received after the date hereof. To the knowledge of Seller, as of the date of this Agreement, none of the Seller SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) Seller is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(d)(i) Each of the consolidated balance sheets included in or incorporated by reference into the Seller SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of Seller and its consolidated Subsidiaries as of its date, or, in the case of Seller SEC Reports filed after the date hereof, will to Seller’s knowledge fairly present, in all material respects, the consolidated financial position of Seller and its consolidated Subsidiaries as of its date and (ii) each of the consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Seller SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or, in the case of Seller SEC Reports filed after the date hereof, will to Seller’s knowledge fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Seller Financial Statements”).

(e) Seller has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the knowledge of Seller, such system is effective in providing such assurance. Seller (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Seller’s management as appropriate to allow timely decisions regarding required disclosure and, to the knowledge of Seller, such controls and procedures are effective in ensuring such disclosures and communications, and (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Seller’s auditors and the Audit Committee of the Board of Directors of Seller (and made summaries of such disclosures available to Buyer, Merger Sub and Merger LLC) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Seller’s ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. Each of Seller and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Seller is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act. Seller has made available to Buyer, Merger Sub and Merger LLC any written reports and other material correspondence since April 30, 2004 provided by Seller’s external auditors to the Audit Committee required or contemplated by listing standards of Nasdaq, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since April 30, 2004, to the knowledge of Seller, no material complaints from any source regarding questionable accounting or auditing matters have been received by Seller. Seller has made available to Buyer, Merger Sub and Merger LLC a summary of all complaints or concerns made since April 30, 2004 through Seller’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law that relate to financial reporting, internal controls and related matters.

(f) Each of the principal executive officer of Seller and the principal financial officer of Seller (or each former principal executive officer of Seller and each former principal financial officer of Seller, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Seller SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.6(f), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Seller nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act.

(g) Neither Seller nor any of its Subsidiaries nor, to the knowledge of Seller, any director, officer, or internal or external auditor of Seller or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Seller or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or to any director or executive officer of Seller.

(h) To the knowledge of Seller, no employee of Seller or any of its Subsidiaries has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws described in Section 806(a)(1) or (a)(2) of the Sarbanes-Oxley Act by Seller or any of its Subsidiaries.

3.7 Absence of Certain Changes or Events. Since April 30, 2007, except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement, Seller and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices and there has not been:

(a) any change, event, circumstance or condition to the knowledge of Seller that, individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seller or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to Seller or to any wholly owned Subsidiary of Seller), or any repurchase, redemption or other acquisition by Seller or any of its Subsidiaries of any outstanding shares of capital stock or other securities of Seller or any of its Subsidiaries;

(c) except as required as a result of a change in applicable Law or GAAP, any material change in any method of accounting or accounting practice by Seller or any of its Subsidiaries;

(d)(i) any increase in the compensation payable or to become payable to its officers or employees (except as required by any plan or arrangement and for increases in the ordinary course of business and consistent with past practice) or (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws, including Section 409A of the Code, except in any such case in the ordinary course and consistent with past practice; or

(e) any agreement to do any of the foregoing.

3.8 Legal Proceedings. Section 3.8 of the Seller Disclosure Schedule includes a description of all material Actions and, to the knowledge of Seller, investigations of a Governmental Authority involving Seller or any of its Subsidiaries’ respective officers or directors in connection with the business of Seller or any of its Subsidiaries occurring, arising or existing since April 30, 2004. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, (a) there is no Action pending or, to the knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries, and (b) neither Seller nor any Subsidiary is subject to any outstanding order, writ, judgment, injunction, or decree of any Governmental Authority, which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger or Upstream Merger, (ii) otherwise prevent or materially delay performance by Seller or any of its Subsidiaries of any their respective material obligations under this Agreement, or (iii) have a Seller Material Adverse Effect.

3.9 Absence of Undisclosed Liabilities. Since April 30, 2007, except for those liabilities that are reflected or reserved against on the Seller Financial Statements and other than in the ordinary course consistent with their past practices, neither Seller nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, either individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

3.10 Compliance with Applicable Laws and Reporting Requirements. Seller and its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders, registrations, and approvals of all Governmental Authorities that are required for the operation of their respective businesses (the “Seller Permits”) and Seller and each of its Subsidiaries is in material compliance with the terms of the Seller Permits and all applicable Laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. The businesses of Seller and its Subsidiaries are not being conducted in violation of any law, ordinance, or regulation of any Governmental Authority (including, but not limited to the Sarbanes-Oxley Act and the USA PATRIOT Act of 2001), except for possible violations, which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Seller Material Adverse Effect. To the knowledge of Seller, no investigation by any Governmental Authority with respect to Seller or any of its Subsidiaries is pending or threatened.

3.11 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, Seller or any of its Subsidiaries, and each material Tax Return in which Seller or any of its Subsidiaries was required to be included, has been timely filed. Each such Tax Return was true, correct and complete in all material respects.

(b) Seller and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) The reserve for Tax liability of Seller and its Subsidiaries for the period up to the date of the most recent financial statements contained in the Seller SEC Reports has been established in accordance with GAAP, and none of Seller or any of its Subsidiaries has incurred any material liabilities for Taxes since such date other than in the ordinary course of business.

(d) Neither Seller nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(e) Neither Seller nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes.

(f) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of Seller or any of its Subsidiaries.

(g) Neither Seller nor or any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(h) Neither Seller nor any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i) Neither Seller nor any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement.

(j) Neither Seller nor any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Seller or (B) has any liability for the Taxes of any person (other than Seller or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(k) The taxable year of Seller and each of its Subsidiaries for all income Tax purposes is the fiscal year ended April 30th, and Seller and each of its Subsidiaries uses the accrual method of accounting in keeping its books and in computing its taxable income.

(l) Neither Seller nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither Seller nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(n) Neither Seller nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(o) No written claim has been made by any Taxing Authority that Seller or any of its Subsidiaries is subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.12 Employee Benefit Programs.

(a) Schedule 3.12(a) of the Seller Disclosure Schedule sets forth a list of every Employee Program maintained by Seller or an ERISA Affiliate.

(b) Each Employee Program which is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such. Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, no event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c) Neither Seller nor any ERISA Affiliate knows, nor should any of them reasonably know, of any material failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by Seller or any ERISA Affiliate. Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, with respect to any Employee Program ever maintained by Seller or any ERISA Affiliate, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject Seller or any ERISA Affiliate to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Seller, threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Law) with respect to all Employee Programs ever maintained by Seller or any ERISA Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued.

(d) Neither Seller nor any ERISA Affiliate has within the past six years maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan. None of the Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation laws) or has ever promised to provide such post-termination benefits.

(e) With respect to each Employee Program maintained by Seller, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the most recent actuarial valuation report completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all material correspondence to and from any state or federal agency within the last three years with respect to such Employee Program.

(f) Each Employee Program required to be listed on Schedule 3.12(a) of the Seller Disclosure Schedule may be amended, terminated, or otherwise discontinued by Buyer after the Effective Time in accordance with its terms without material liability to Buyer or any of its Subsidiaries.

(g) Except as set forth in Section 3.12(g) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any employment or consulting agreements with any current or former manager, director, officer, or employee which required payment of cash compensation in the fiscal year ended April 30, 2007 in excess of $400,000.

(h) Except with respect to the agreements disclosed in Section 3.12(h) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, or employee of Seller or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding Seller or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Seller made any such payment, and the consummation of the transactions contemplated herein shall not obligate Seller or any other entity to make any parachute payment subject to Section 280G of the Code.

(i) Each Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the regulations and other guidance issued thereunder. No stock option granted under any Seller Stock Option Plan has any exercise price that was or may be less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(j) For purposes of this section:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(iii) An entity is an “ERISA Affiliate” of Seller if it would have ever been considered a single employer with Seller under ERISA Section 4001(b) or part of the same “controlled group” as Seller for purposes of ERISA Section 302(d)(8)(C).

(iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.13 Labor and Employment Matters.

(a) Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, Seller and its Subsidiaries are in compliance with all federal, state, and foreign applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights

Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. To Seller’s knowledge, there are not currently any material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Seller and no complaints relating to employment practices of Seller have been made to any Governmental Authority or submitted in writing to Seller.

(b) Neither Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the knowledge of Seller, neither Seller nor any of its Subsidiaries is subject to any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving Seller or any of its Subsidiaries.

3.14 Material Contracts. Section 3.14 of the Seller Disclosure Schedule is a correct and complete list of each currently effective contract to which Seller or any of its Subsidiaries is a party as of the date hereof and which constitutes any of the following (collectively, the “Seller Contracts”):

(a) a partnership, joint venture, strategic alliance or other similar contract involving a sharing of profits, losses, costs or liabilities;

(b) a contract providing for the indemnification by any of Seller or a Subsidiary of Seller of any Person, other than in the ordinary course of business (i) consistent with past practice; (ii) in connection with the distribution, sale or license of the Seller Products, or (iii) the procurement of any third-party products or services;

(c) an agreement, arrangement or obligation with another Person which by its terms limits in any material respect (i) the ability of Seller or any of its Subsidiaries to solicit customers, (ii) the localities in which all or any significant portion of the business and operations of Seller or any of its Subsidiaries or, following the consummation of the transactions contemplated by this Agreement, the business and operations of Buyer and its Affiliates, is or would be conducted, or (iii) the scope of the business and operations of Seller and its Subsidiaries, taken as a whole;

(d) any material licenses, sublicenses and other agreements to which Seller or its Subsidiaries are a party (i) granting any other Person the right to use Seller Intellectual Property Assets, other than in the ordinary course of business consistent with past practice, (ii) restricting in any material respect the right of Seller or its Subsidiaries to use Seller Intellectual Property Assets, other than in the ordinary course of business consistent with past practice, or (iii) pursuant to which Seller or any of its Subsidiaries are authorized to use any third party Intellectual Property Assets, which are incorporated in, are, or form a part of the Seller Product or which are otherwise used (or currently proposed to be used) by Seller or any of its Subsidiaries in the Business other than commercial off-the-shelf software having an acquisition price of less than $150,000 in the aggregate for all such related software;

(e) a material contract that contains any royalty, dividend or similar arrangement based on the revenues or profits of Seller or any of its Subsidiaries;

(f) a material contract with any Governmental Authority;

(g) other than in the ordinary course of business consistent with past practice, a contract for the acquisition or disposition of any material interest in, or any material amount of, property or assets of Seller or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets;

(h) a contract under which Seller or any of its Subsidiaries has made advances or loans in excess of $100,000 to any other Person; or

(i) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from Seller or any of its Subsidiaries in excess of $400,000, other than agreements entered into in the ordinary course of business consistent with past practice.

Seller has made available or delivered to Buyer, Merger Sub and Merger LLC true and complete copies of all written and accurate and complete descriptions of all material terms of all oral Seller Contracts. Each Seller Contract is in full force and effect and neither Seller nor any of its Subsidiaries or, to the knowledge of Seller, any other party thereto is in default or breach under the terms of any such Seller Contract. Each Seller Contract is a valid and binding obligation of Seller and/or its Subsidiaries and, to the knowledge of Seller, each of the other parties, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity. Seller and/or each of its Subsidiaries has duly performed all of its material obligations under each such Seller Contract to the extent that such obligations have accrued.

3.15 Properties.

(a) Section 3.15(a) of the Seller Disclosure Schedule identifies (i) the street address of each parcel of Leased Real Property, (ii) the identification of the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addendum, riders and other documents constituting a part thereof for each parcel of Leased Real Property (collectively, the “Leases”), and the identification of all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of Leased Real Property that materially affect or may materially affect the tenancy at any Leased Real Property (collectively the “Ancillary Lease Documents”) and (iii) the identity of the lessor, lessee, and current occupant (if different than the lessee) of each such parcel of Leased Real Property. With respect to each Lease, except as would not, individually or in the aggregate, have a Seller Material Adverse Effect:

(i) the Leases and the Ancillary Lease Documents are valid, binding, and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended except as disclosed on Section 3.15(a) of the Seller Disclosure Schedule, and Seller or a Subsidiary holds a valid and existing leasehold interest under such Leases free and clear of any Encumbrances except Permitted Encumbrances. Seller has delivered to Buyer full, complete and accurate copies of each of the Leases and all Ancillary Lease Documents described in Section 3.15(a) of the Seller Disclosure Schedule;

(ii) none of the Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii) the Lease and all Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) with respect to each of the Leases, none of Seller nor any Subsidiary has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Lease or Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v) neither Seller, any of its Subsidiaries, nor, to the knowledge of Seller, any other party to any Leases or Ancillary Lease Documents is in breach or default, and, to the knowledge of Seller, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Leases or any Ancillary Lease Documents;

(vi) no party to the Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Leases; and

(vii) neither Seller nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Leases or any Ancillary Lease Documents.

(viii) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of Seller, threatened against any Real Property.

(ix) Seller and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding Intellectual Property Assets, necessary to conduct the business of Seller as currently conducted, except for Permitted Encumbrances. Seller and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess, and control all personal property leased by Seller or its Subsidiaries as now used, possessed, and controlled by Seller or its Subsidiaries, as applicable.

(b) The Leased Real Property constitutes all of the real property used or occupied by Seller and its Subsidiaries in connection with the conduct of the Business.

(c) Neither Seller nor any Subsidiary has any Owned Real Property.

3.16 Environmental Liability. Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect:

(a) Seller and its Subsidiaries are in material compliance with all Environmental Laws applicable to their operations and use of the Leased Real Property;

(b) none of Seller or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by any of Seller or its Subsidiaries at or on the Leased Real Property that requires reporting, investigation or remediation by Seller or its Subsidiaries pursuant to any Environmental Law;

(c) none of Seller or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the knowledge of Seller, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the knowledge of Seller, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by Seller or any of its Subsidiaries pursuant to any Environmental Law.

(e) For the purposes of this Agreement:

(i) “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

(ii) “Environmental Laws” means all Laws relating to protection of the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local laws as in effect on the Closing Date.

(iii) “Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

(iv) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

3.17 State Takeover Laws. The Board of Directors of Seller has approved this Agreement and taken all other requisite action such that the provisions of any antitakeover laws and regulations of any Governmental Authority, including, without limitation, any provisions of the Seller Charter relating to special voting requirements for certain business combinations, will not apply to this Agreement or any of the transactions contemplated hereby.

3.18 Customers. During the 12 month period ended April 30, 2007 and the nine month period ended October 31, 2007, none of Seller’s customers accounted for more than 5% of Seller’s revenues. Since April 30, 2007, none of the 20 largest customers of Seller during the 12 month period ended April 30, 2007 and the nine month period ended October 31, 2007, (a) has cancelled, terminated or materially adversely altered its relationship with Seller or its Subsidiaries, other than in the ordinary course of business consistent with past practice or (b) to the knowledge of Seller, has threatened or indicated its intention to Seller to cancel, terminate or materially adversely alter its relationship with Seller or its Subsidiaries or to reduce materially its purchase from or sale to Seller or any of its Subsidiaries of any products, goods or services, other than in the ordinary course of business consistent with past practice. To the knowledge of Seller, as of the date hereof no customer of Seller or any of its Subsidiaries has threatened or indicated its intention to Seller or such Subsidiary to cancel, terminate or materially adversely alter its relationship with Seller or such Subsidiary as a result of the Merger or any similar transaction.

3.19 Intellectual Property.

(a) Section 3.19 of the Seller Disclosure Schedule contains a complete and accurate list of all registered Marks and applications to register Marks that are owned by Seller or any of its Subsidiaries, issued Patents and applications to register Patents owned by Seller, and registered Copyrights owned by Seller or any of its Subsidiaries (collectively, “Seller Registered IP Rights”), including each jurisdiction in which Seller Registered IP Rights have been filed or registered and all applicable serial or registration numbers. Except as set forth on Section 3.19 of the Seller Disclosure Schedule:

(i) to the knowledge of Seller, Seller and its Subsidiaries exclusively own or possesses adequate and enforceable rights to use all of the Intellectual Property Assets necessary for the operation of the Business as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(ii) Seller and its Subsidiaries are not now nor have they ever been a member or a promoter of, or a contributor to, any industry standards body or similar organization that would require or obligate them to grant or offer to any other Person any license or right to any Seller Intellectual Property Asset;

(iii) to the knowledge of Seller, all Seller Intellectual Property Assets are valid and enforceable and all Seller Registered IP Rights that have been issued or registered by, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, U.S. Copyright Office or in any similar office or agency anywhere in the world, are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), and to the knowledge of Seller, all actions, documents and instruments necessary to maintain or if registered perfect the rights of Seller in and to the Seller Intellectual Property Assets have been taken, validly executed, delivered and/or filed in a timely manner with the appropriate Governmental Authority (including, but not limited to those steps necessary to maintain or if registered perfect Seller’s rights in Seller Intellectual Property Assets developed under contracts or awards from the United States Government), except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(iv) there are no pending claims, or, to the knowledge of Seller, threatened claims against any of Seller or any of its Subsidiaries alleging that any of the operations of the Business, any activity by Seller or its Subsidiaries, any computer programs and/or services and related documentation that Seller or its Subsidiaries design, manufacture, market, sell and/or distribute for themselves, a customer or a third party (each such product or service shall be referred to herein as a “Seller Product“) infringes on or violates (or in the past infringed or violated) the rights of third parties in or to any Intellectual Property Assets (“Third Party IP Rights”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Trade Secrets of any Person or that any of the Seller Intellectual Property Assets is invalid or unenforceable, nor is there any interference, opposition, reissue, reexamination or other proceeding of any nature pending or, to the knowledge of Seller, threatened, in which the scope, validity and/or enforceability of any Seller Intellectual Property Asset is being, has been or would reasonably be expected to be contested or challenged;

(v) to the knowledge of Seller, neither the operation of the Business as currently conducted nor any activity by Seller or its Subsidiaries, nor any Seller Product infringes on or violates (or in the past infringed on or violated) any Third Party IP Right or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Trade Secrets of any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(vi) all current employees of Seller or its Subsidiaries with material technical responsibilities or involved in the creation of material Intellectual Property Assets (including, but not limited to all source code for Seller Products) have executed written new employee declarations with Seller or one of its Subsidiaries and all former employees with material technical responsibilities or involved in the creation of material Intellectual Property Assets (including, but not limited to all source code for Seller Products) have executed written termination statements with the Seller or one of its Subsidiaries, copies or forms of which have been provided to the Buyer;

(vii) to the knowledge of Seller, no current or former employee, consultant or contractor of Seller or its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Seller Intellectual Property Asset;

(viii) to the knowledge of Seller, no employee or independent contractor of any of Seller or any of its Subsidiaries is: (A) bound by or otherwise subject to any contract restricting him or her from performing his or her duties for Seller or any of its Subsidiaries or (B) in breach of any contract with any former employer or other Person concerning intellectual property rights or confidentiality;

(ix) in the five (5)-year period prior to the date of this Agreement, no funding, facilities or personnel of any government body were used, directly or indirectly, to develop, create, in whole or in part, any Seller Intellectual Property Asset, and no Contracts are currently in effect with any governmental body for such purpose;

(x) to the knowledge of Seller, (A) there is no, nor has there been any, infringement or violation by any Person of any of Seller’s or its Subsidiaries’ rights in or to the Seller Intellectual Property Assets and (B) there is no, nor has there been any, misappropriation by any Person of Seller’s material Trade Secrets, except for Trade Secrets that lost their status as Trade Secrets upon the release of a new Seller Product, upon the issuance of a Patent or publication of a Patent application, or as the result of a good-faith business decision to disclose such Trade Secret, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(xi) Seller and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Seller or its Subsidiaries or held by Seller or its Subsidiaries under obligations of confidentiality to third parties (the “Seller Trade Secrets”), and Seller has required each Seller employee, consultant, contractor and any other person with access to the source code for Seller Products, to execute a binding confidentiality agreement in forms as protective of the source code as the copies or forms of confidentiality agreements that have been provided to Buyer. To Seller’s knowledge, there has not been any breach by any party to such confidentiality agreements;

(xii) the Seller Products do not contain any known and undocumented “viruses,” “time-bombs,” “key-locks,” “worms,” or any other code that could disrupt, disable or interfere with the operation of the Seller Products or the integrity of the data, information or signals they produce, or provide unauthorized access to a computer system or network or other device on which such Seller Product is stored or installed, or otherwise cause adverse consequences to Seller, its Subsidiaries or to any licensee or recipient;

(xiii) the Seller Products do not contain, incorporate, link or call to or otherwise use any software (including source code) licensed from another Person under a license commonly referred to as an open source, free software, copyleft or community source code license (including, but not limited to any library or code licensed under the

GNU General Public License, GNU Lesser General Public License or any similar license arrangement), where the manner in which such Seller Products incorporate, link, call or other use of any such software obligates Seller to deliver or otherwise provide access to any third party to, or permit any third party to copy, modify or distribute the proprietary source code of any Seller Product, or impose any material limitation, restriction or condition on the right or ability of Seller to use or distribute any proprietary Seller Product; and

(xiv) Seller-proprietary source code for any software (other than commercially available desktop software) that is offered, distributed, marketed or sold to customers of Seller or any of its Subsidiaries as a program or as part of a product or service (or that is currently being developed by Seller or its Subsidiaries to be offered, distributed, marketed or sold to such customers) has not been delivered, licensed or made available to any third party and Seller and its Subsidiaries have no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any such software to any Person who is not an employee or consultant of Seller or its Subsidiaries (including but not limited to escrow agents) pursuant to licenses entered into in the ordinary course of business consistent with past practice and whose obligations are triggered by bankruptcy or similar events.

(b) There are no Patents owned by, assigned to or licensed to Seller or any of its Subsidiaries.

3.20 Warranty and Related Matters. There are no pending claims or, to the knowledge of Seller, threatened, claims against Seller or any of its Subsidiaries relating to any work performed by Seller or any of its Subsidiaries, product liability, warranty or other similar claims against Seller or any of its Subsidiaries alleging that any Seller Product is defective or fails to meet any product or service warranties which would reasonably be expected to have a Seller Material Adverse Effect. There are (a) no inherent design defects or systemic or chronic problems in any Seller Product and (b) no Liabilities for warranty or other claims or returns with respect to any Seller Product relating to any such defects or problems which, in each of the case of (a) or (b), would reasonably be expected to have a Seller Material Adverse Effect.

3.21 Books and Records. The minutes of the board of directors and the committees of Seller since June 1, 2003 have been made available to Buyer, and such minutes (i) contain a summary that is complete in all material respects of all meetings and actions since such date of the board of directors and the committees of Seller through the date of the latest meeting and action and (ii) accurately in all material respects reflect all meetings and actions referred to in such minutes.

3.22 Related Party Transactions. Except for indemnification, compensatory or employment-related contracts, forms of which are filed or incorporated by reference as an exhibit to the Seller SEC Reports, or “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and each of which has been made available to Buyer, there are no contracts under which Seller or any of its Subsidiaries has any existing or future material liabilities between Seller or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) executive officer or director of Seller or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of Seller’s outstanding capital stock or (c) to the knowledge of Seller, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Seller or any of its subsidiaries) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Related Party Transaction”).

3.23 Illegal Payments. To Seller’s knowledge, none of Seller or its Subsidiaries or any director or officer, agent or employee of Seller or its Subsidiaries has ever offered, made or received on behalf of Seller or its Subsidiaries any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons.

3.24 Opinion of Financial Advisor. The Board of Directors of Seller has received the opinion of Seller’s Advisor, dated March 30, 2008, to the effect that, subject to such qualifications and assumptions as are contained therein, as of such date, the Merger Consideration is fair to the Seller Stockholders (other than Buyer or any of its Affiliates) from a financial point of view.

3.25 Disclosure Documents; Seller Information. The information relating to Seller and its Subsidiaries to be contained in the registration statement on Form S-4 filed with the SEC in connection with the issuance of Buyer Common Stock in the Merger (the “Registration Statement”) will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to Seller and its Subsidiaries to be contained in the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”) will not, on the date the Proxy Statement/Prospectus is first mailed to Seller Stockholders or at the time of the Seller Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Seller with respect to the information that has been or will be supplied by Buyer, Merger Sub, Merger LLC or any of their Representatives for inclusion in the Registration Statement or Proxy Statement/Prospectus.

3.26 Definition of Seller’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Seller” or any similar phrase means the actual knowledge of Nicholas Csendes, Shane Emswiler, Zoltan Cendes and Padmanabhan Premkumar, after due inquiry by each such individual of such individual’s direct reports.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

OF BUYER, MERGER SUB AND MERGER LLC

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Seller (the “Buyer Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), Buyer, Merger Sub and Merger LLC hereby jointly and severally represent and warrant to Seller as follows:

4.1 Corporate Organization.

(a) Buyer is a corporation duly organized, validly existing, and in good corporate standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing, and in good corporate standing under the laws of the State of Delaware. Merger LLC is a limited liability company, duly formed, validly existing and in good corporate standing under the laws of the State of Delaware.

(b) Buyer has all requisite corporate power and authority to own, lease, or operate all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Certificate of Incorporation and Bylaws of Buyer and Merger Sub and the Certificate of Formation of Merger LLC, copies of which have previously been made available to Seller, are true, correct, and complete copies of such documents as currently in effect.

(c) Each of Merger Sub and Merger LLC was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of Merger Sub Common Stock, is validly issued, fully paid, and non-assessable and is owned, beneficially and of record, by Buyer, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.2 Capitalization. As of the close of business on March 18, 2008, the authorized capital stock of Buyer consists solely of 150,000,000 shares of Buyer Common Stock, of which 78,360,875 shares are issued and outstanding, and no shares were held, directly or indirectly, by Buyer as treasury stock; and 2,000,000 shares of preferred stock, $0.01 par value per share (the “Buyer Preferred Stock”), none of which is issued and outstanding. At the close of business on

March 18, 2008, there were 7,351,165 shares of Buyer Common Stock subject to outstanding Buyer Stock Options, subject to adjustment on the terms set forth in the Buyer Stock Option Plans. Buyer has no shares of Buyer Common Stock or Buyer Preferred Stock reserved for issuance other than as described above. The outstanding shares of Buyer’s capital stock are duly authorized, validly issued, fully paid and nonassessable, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). Except for the Buyer Stock Option Plans or as reflected in Section 4.2(a) of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Buyer to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of Buyer or any Subsidiary of Buyer or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of Buyer or any Subsidiary of Buyer or obligating Buyer or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Except as set forth in Section 4.2(a) of the Buyer Disclosure Schedule, there are no outstanding contractual obligations of Buyer to repurchase, redeem, or otherwise acquire any shares of capital stock of, or other equity interests in, Buyer or to provide funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in, any Subsidiary of Buyer. There are no outstanding contractual obligations of Buyer pursuant to which Buyer is required to register shares of Buyer Common Stock or other securities under the Securities Act, except such contractual obligations entered into after the date hereof as permitted by Section 5.2. The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable and free of any preemptive or similar rights.

4.3 Authority. Each of Buyer, Merger Sub and Merger LLC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The adoption, execution, delivery, and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been, and are, duly and validly authorized by all necessary action of each of Buyer, Merger Sub and Merger LLC. Except for the filing of the Certificate of Merger and the Upstream Merger Certificate with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Buyer, Merger Sub or Merger LLC are necessary to authorize the adoption, execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, Merger Sub and Merger LLC, and (assuming due authorization, execution, and delivery by Seller), constitutes the valid and binding obligations of Buyer, Merger Sub and Merger LLC, enforceable against Buyer, Merger Sub and Merger LLC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

4.4 Consents and Approvals. Except (a) for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and any applicable foreign antitrust Laws, and state securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger and the Upstream Merger Certificate, and (c) as otherwise set forth in Section 4.4 of the Buyer Disclosure Schedule, none of the execution, delivery, or performance of this Agreement by Buyer, Merger Sub and Merger LLC, the consummation by Buyer, Merger Sub and Merger LLC of the transactions contemplated hereby, or compliance by Buyer, Merger Sub and Merger LLC with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Buyer, Merger Sub and Merger LLC, (ii) require any filing with, notice by, or permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Buyer, Merger Sub or Merger LLC, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any Law or Order applicable to Buyer, Merger Sub or Merger LLC or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii), and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, or defaults that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Buyer, Merger Sub or Merger LLC of their respective material obligations under this Agreement, or (C) have a Buyer Material Adverse Effect.

4.5 Broker’s Fees. Neither Buyer, Merger Sub nor Merger LLC nor any of their respective officers, directors, employees, or agents has employed any broker, finder, or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger and the Upstream Merger), except for fees and commissions incurred in connection with the engagement of Goldman Sachs & Co. (the “Buyer’s Advisor”) and for legal, accounting, and other professional fees payable in connection with the Merger, all of which will be paid by Buyer.

4.6 Buyer Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Buyer has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2004 (the forms, statements, reports and documents filed or furnished since December 31, 2004 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Buyer SEC Reports”), except where the failure to so file or furnish would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Each of the Buyer SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports, or, if not yet filed or furnished, will to Buyer’s knowledge comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Buyer SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to Buyer’s knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Buyer has made available to Seller true, correct, and complete copies of all amendments and modifications that have not been filed by Buyer with the SEC to all agreements, documents, and other instruments that previously had been filed by Buyer with the SEC and are currently in effect. As of the date of this Agreement, Buyer has timely responded to all comment letters of the staff of the SEC relating to the Buyer SEC Reports, and the SEC has not advised Buyer that any final responses are inadequate, insufficient or otherwise non-responsive. Buyer has made available to Seller true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Buyer and any of its Subsidiaries, on the other hand, occurring since December 31, 2004 and prior to the date of this Agreement and will, reasonably promptly following the receipt thereof, make available to Seller any such correspondence sent or received after the date hereof. To the knowledge of Buyer, as of the date of this Agreement, none of the Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(d)(i) Each of the consolidated balance sheets included in or incorporated by reference into the Buyer SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries as of its date, or, in the case of the Buyer SEC Reports filed after the date hereof, will to Buyer’s knowledge fairly present, in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Buyer SEC Reports filed after the date hereof, will to Buyer’s knowledge fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Buyer Financial Statements”).

(e) Buyer has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the knowledge of Buyer, such system is effective in providing such assurance. Buyer (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and, to the knowledge of Buyer, such controls and procedures are effective in ensuring such disclosures and communications (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Buyer’s auditors and the Audit Committee of the Board of Directors of Buyer (and made summaries of such disclosures available to Seller) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. Each of Buyer and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Buyer is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act. Buyer has made available to Seller any written reports and other material correspondence since December 31, 2004 provided by Buyer’s external auditors to the Audit Committee required or contemplated by listing standards of Nasdaq, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2004, to the knowledge of Buyer, no material complaints from any source regarding questionable accounting or auditing matters have been received by Buyer. Buyer has made available to Seller a summary of all complaints or concerns made since December 31, 2004 through Buyer’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law that relate to financial reporting, internal controls and related matters.

(f) Each of the principal executive officer of Buyer and the principal financial officer of Buyer (or each former principal executive officer of Buyer and each former principal financial officer of Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Buyer SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.6(f), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Buyer nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act.

(g) Neither Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any director, officer, or internal or external auditor of Buyer or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Buyer or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the current Board of Directors of Buyer or any committee thereof or to any current director or executive officer of Buyer.

(h) To the knowledge of Buyer, no employee of Buyer or any of its Subsidiaries has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws described in Section 806(a)(1) or (a)(2) of the Sarbanes-Oxley Act by Buyer or any of its Subsidiaries.

4.7 Absence of Certain Changes or Events. Since December 31, 2007, except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, Buyer and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices, and there has not been:

(a) any change, event, circumstance or condition to the knowledge of Buyer that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Buyer or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to Buyer or to any wholly owned Subsidiary of Buyer), or any repurchase, redemption or other acquisition by Buyer or any of its Subsidiaries of any outstanding shares of capital stock or other securities of Buyer or any of its Subsidiaries;

(c) except as required as a result of a change in applicable Law or GAAP, any material change in any method of accounting or accounting practice by Buyer or any of its Subsidiaries; or

(d) any agreement to do any of the foregoing.

4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Buyer Disclosure Schedule, (a) there is no Action pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Subsidiaries, and (b) neither Buyer nor any of its Subsidiaries is subject to any outstanding order, writ, judgment, injunction, or decree of any Governmental Authority, which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger or Upstream Merger, (ii) otherwise prevent or materially delay performance by Buyer or any of its Subsidiaries of their respective material obligations under this Agreement, or (iii) have a Buyer Material Adverse Effect.

4.9 Absence of Undisclosed Liabilities. Since December 31, 2007, except for those liabilities that are reflected or reserved against on the Buyer Financial Statements and other than in the ordinary course consistent with their past practices, neither Buyer nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, either individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

4.10 Compliance with Applicable Laws and Reporting Requirements. Buyer and its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders, registrations, and approvals of all Governmental Authorities that are required for the operation of their respective businesses (the “Buyer Permits”) and Buyer and each of its Subsidiaries is in material compliance with the terms of the Buyer Permits and all applicable Laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. The businesses of Buyer and its Subsidiaries are not being conducted in violation of any law, ordinance, or regulation of any Governmental Authority (including, but not limited to the Sarbanes-Oxley Act and the USA PATRIOT Act of 2001), except for possible violations, which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect. To the knowledge of Buyer, no investigation by any Governmental Authority with respect to Buyer or any of its Subsidiaries is pending or threatened.

4.11 Intellectual Property.

(a) To the knowledge of Buyer, Buyer and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of Buyer’s business, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(b) there are no pending claims, or, to the knowledge of Buyer, threatened claims against any of Buyer or its Subsidiaries alleging that any of the operations of Buyer’s business, any activity by Buyer or its Subsidiaries, any computer programs and/or services and related documentation that Buyer or its Subsidiaries design, manufacture, market, sell and/or distribute for itself, a customer or a third party (each such product or service shall be referred to herein as a “Buyer Product”) infringes on or violates (or in the past infringed or violated) any Third Party IP Rights or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Trade Secrets of any Person or that any of the Buyer Intellectual Property Assets is invalid or unenforceable, nor is there any interference, opposition, reissue, reexamination or other proceeding of any nature pending or, to the knowledge of Buyer, threatened, in which the scope, validity and/or enforceability of any Buyer Intellectual Property Asset is being, has been or would reasonably be expected to be contested or challenged, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(c) to the knowledge of Buyer, neither the operation of Buyer’s business as currently conducted nor any activity by Buyer or its Subsidiaries, nor any Buyer Product infringes on or violates (or in the past infringed on or violated) any Third Party IP Right or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Trade Secrets of any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(d) to the knowledge of Buyer, no current or former employee, consultant or contractor of Buyer or its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property Asset, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and

(e) to the knowledge of Buyer, (i) there is no, nor has there been any, infringement or violation by any Person of any of Buyer’s or its Subsidiaries’ rights in or to Buyer’s Intellectual Property Assets and (ii) there is no, nor has there been any, misappropriation by any Person of any of Buyer’s material Trade Secrets, except for Trade Secrets that lost their status as Trade Secrets upon the release of a new Buyer Product, upon the issuance of a Patent or publication of a Patent application, or as the result of a good-faith business decision to disclose such Trade Secret, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.12 Books and Records. The minutes of the board of directors of Buyer since January 1, 2005 have been made available to Seller, and such minutes (i) contain a summary that is complete in all material respects of all meetings and actions since such date of the board of directors of Buyer through the date of the latest meeting and action and (ii) accurately in all material respects reflect all meetings and actions referred to in such minutes.

4.13 Illegal Payments. To Buyer’s knowledge, none of Buyer or its Subsidiaries or any director or officer, agent or employee of Buyer or its Subsidiaries has ever offered, made or received on behalf of Buyer or their Subsidiaries any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons.

4.14 Available Funds.

(a) All of the Buyer Common Stock to be issued by Buyer hereunder has been, or prior to the Closing will be, duly authorized and, upon the issuance thereof in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights.

(b) As of the date hereof, Buyer has executed financing commitment letters in place from Bank of America, N.A. and Banc of America Securities LLC (the “Lenders”) , pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide financing to Buyer in an amount up to $450 million in connection with the transactions contemplated by this Agreement (the “Commitment Letters”). Buyer has delivered to Seller complete and correct copies of executed Commitment Letters. As of the date hereof, the Commitment Letters are in full force and effect; all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full if and when due; the Commitment Letters have not been amended or terminated; and, to the knowledge of Buyer, there is no breach of any representation of Buyer existing thereunder. As of the date hereof, Buyer has no reason to believe that any condition to the Commitment Letters will not be satisfied or waived prior to the Effective Time. As of the Closing, Buyer will have sufficient funds to pay all cash amounts required to be paid by it, the Surviving Corporation, Merger Sub and Merger LLC in connection with the Merger and the Upstream Merger, including the cash portion of the Merger Consideration and all payments, fees and expenses related to or arising out of the Merger and the Upstream Merger.

4.15 Disclosure Documents; Buyer Information. The information relating to Buyer, Merger Sub, Merger LLC and their respective Subsidiaries to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to Buyer, Merger Sub, Merger LLC, and their respective Subsidiaries to be contained in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to Seller Stockholders or at the time of the Seller Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Buyer, Merger Sub or Merger LLC with respect to the information that has been or will be supplied by Seller or its Subsidiaries or their Representatives for inclusion in the Registration Statement or Proxy Statement/Prospectus.

4.16 Definition of Buyer’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Buyer” or any similar phrase means the actual knowledge of James E. Cashman III, Maria T. Shields, Joseph C. Fairbanks, Jr., Sheila S. DiNardo and Joseph S Solecki after due inquiry by each such individual of such individual’s direct reports.

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Seller’s Business Pending the Effective Time. During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Seller agrees (unless it is required to take such action pursuant to this Agreement or Buyer shall give its prior written consent, such consent not to be unreasonably withheld or delayed) to, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice, including with respect to working capital management, pay its Liabilities and Taxes consistent with Seller’s past practices (and in any event when due) unless being contested in good faith by appropriate proceedings, pay or perform other material obligations when due consistent with Seller’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and use commercially reasonable efforts to (a) preserve its present business organization, (b) keep available (and cooperate in any reasonable measures by Buyer for the purposes of keeping available) the services of its present officers and employees and (c) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses. In addition, unless required by Law, none of

Seller or any of its Subsidiaries shall, without the prior written consent of Buyer, in its sole discretion, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 3.7 or any other action that would make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect or prevent Seller from performing or cause Seller not to perform its agreements and covenants hereunder such that Buyer’s closing conditions in Section 7.2(a) and (b) would not to be satisfied. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.1 of the Seller Disclosure Schedule or as required by Law, Seller shall not do, cause or permit, and shall cause its Subsidiaries not to do, cause or permit, any of the following actions, without the prior written consent of Buyer, in its sole discretion, except as expressly provided or permitted in this Agreement:

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions paid to Seller or its Subsidiaries), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than acquisitions of convertible securities upon conversion of such securities or acquisitions of exercisable securities upon exercise of such securities);

(b)(i) authorize for issuance, issue, deliver or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or accelerate the vesting of any stock of any class or any other securities or equity equivalents other than pursuant to pre-existing terms (including, without limitation, stock appreciation rights) of Seller and its Subsidiaries (other than issuances upon conversion or exercise of currently outstanding securities or grants of Options to new hires in the ordinary course of business consistent with past practice with vesting provisions similar to Options in existence as of the date hereof except that any such Options granted to new hires will not accelerate by their terms in connection with the transactions contemplated by this Agreement and in no event shall the aggregate Options to purchase shares of Seller Common Stock granted during the Pre-Closing Period exceed 15,000), or (ii) enter into any contract with respect to the foregoing, or (iii) permit any grants of restricted stock or issuance of similar stock-based employee rights;

(c) cause, make or permit any change or amendment to the organizational documents of Seller or any of its Subsidiaries, or change the authorized capital stock or equity interests of Seller or any of its Subsidiaries;

(d) enter into or amend any agreement pursuant to which any other party is granted any joint or exclusive marketing or other joint or exclusive right of any type or scope with respect to any of the Seller Products or technology other than any such agreement that may be terminated without penalty by Seller or its Subsidiaries upon not more than ninety (90) days’ notice, other than in the ordinary course of business consistent with past practice;

(e)(i) other than with respect to capitalized leases, incur any Indebtedness or guarantee any Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Seller or any of its Subsidiaries, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than Seller or any of its direct or indirect wholly owned Subsidiaries, other than in the ordinary course of business consistent with past practice, or (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Encumbrance thereupon, except, in each case, in the ordinary course of business consistent with past practice pursuant to credit facilities in existence on the date hereof (or any extensions or renewals thereof) and Permitted Encumbrances;

(f)(i) prepay any loans (if any) from its stockholders, officers or directors or any Person affiliated with any of the foregoing, (ii) amend its borrowing arrangements or (iii) waive, release or assign any material rights or claims, in each case, other than in the ordinary course of business consistent with past practice;

(g) materially reduce the amount of any insurance coverage provided by its existing insurance policies;

(h) materially change or implement accounting policies, methods or procedures, except as required by GAAP or applicable Law;

(i) (i) increase the annual or discretionary amounts of base salary, bonus compensation or any other form of compensation payable or to become payable to any officer, employee, agent or consultant of Seller or any of its Subsidiaries, except in the ordinary course of business consistent with past practice, or (ii) grant or agree to grant or accelerate any right to any severance or termination pay or enter into any contract to make or grant any severance or termination pay or pay or agree to pay any bonus or other incentive compensation to any officer or employee, except in the ordinary course of business consistent with past practice;

(j) enter into, establish, adopt or amend (except, in each case, (i) as may be required by applicable Laws, or (ii) to satisfy contractual obligations existing as of the date hereof, or (iii) in the ordinary course of business consistent with past practice), any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or communicate any intention to take such foregoing actions, in respect of any director, officer or employee of Seller or any of its Subsidiaries;

(k) hire any employee or consultant with an annual salary in excess of $100,000 except in the ordinary course of business consistent with past practice;

(l) make any material acquisition or capital expenditure in excess of $500,000 in the aggregate for Seller and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(m) sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of Seller or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(n) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(o) other than in the ordinary course of business consistent with past practice, (i) dispose of, license, grant, or obtain, or permit to lapse any rights to, any Intellectual Property Assets (other than non-exclusive licenses in connection with the sale of the Seller Products), or (ii) dispose of or disclose to any Person, other than Representatives of Buyer, Merger Sub or Merger LLC, any Seller Trade Secret;

(p) other than in the ordinary course of business consistent with past practice, enter into, modify, amend, violate or terminate any Seller Contract or agreement to which Seller or any of its Subsidiaries is party, or knowingly waive, release or assign any rights or claims (other than any write-off or other compromise of any accounts receivable of Seller or any of its respective Subsidiaries in accordance with GAAP);

(q) except as otherwise required by applicable Law, as determined in the good faith judgment of Seller, make or change any material Tax election, change any material method of Tax accounting, amend any income Tax Return or other material Tax Return, file any income Tax Return or other material Tax Return in a manner that is inconsistent with the past practices of Seller and its Subsidiaries, settle any audit, claim, examination or deficiency litigation with respect to a material amount of Taxes, request any private letter or similar Tax ruling, enter into any closing agreement with any Taxing Authority with respect to any material amount of Taxes or consent to any extension or wavier of the limitation period applicable to any claim or assessment in respect of material Taxes, without, in each case, providing at least ten (10) days notice to Buyer and, to the extent that Buyer notifies Seller within such ten-day period that Buyer reasonably believes that such action will cause a material adverse effect on Buyer’s Tax Returns for periods following the Closing, Seller shall use reasonable best efforts to accommodate any reasonable requests by Buyer;

(r) materially modify or terminate any Lease, except that Seller may renew Leases on terms materially consistent with existing terms other than the Lease for Commerce Court, Four Station Square, Pittsburgh, Pennsylvania; provided that, Seller shall promptly notify Buyer of, and furnish Buyer with information relating to, any material default under any Lease for any Leased Real Property;

(s) acquire any Owned Real Property;

(t) settle or compromise any pending or threatened Action (whether or not commenced prior to the date of this Agreement) for an amount in excess of $100,000, except in the ordinary course of business consistent with past practice;

(u) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, except as required by GAAP or applicable Law; or

(v) agree, commit to or enter into any contract or arrangement to take any of the actions referred to in Section 5.1(a) through Section 5.1(u) above, or intentionally take any other action that would prevent Seller from performing, or cause Seller not to perform, any of its covenants and agreements hereunder.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller prior to the Effective Time. Prior to the Effective Time, Seller shall exercise, consistent with the terms and conditions of this Agreement, control, supervision and management over its and its Subsidiaries’ operations.

5.2 Conduct of Buyer’s Business Pending the Effective Time. During the Pre-Closing Period, Buyer agrees (unless it is required to take such action pursuant to this Agreement or Seller shall give its prior written consent, such consent not to be unreasonably withheld or delayed) to, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.2 of the Buyer Disclosure Schedule or as required by Law, Buyer shall not do, cause or permit, and shall cause its Subsidiaries not to do, cause or permit, any of the following actions, without the prior written consent of Seller, in its sole discretion, except as expressly provided or permitted in this Agreement:

(a) cause, make or permit any change or amendment to the organizational documents of Buyer, or change the authorized capital stock or equity interests of Buyer;

(b) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any material business;

(c) sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of Buyer or any of its Subsidiaries if such transaction would be required to be reported on a current report on Form 8-K or any successor form under the rules and regulations of the Securities and Exchange Commission;

(d) make any adjustment, split, combination, reclassification or similar transaction in respect of any of the shares of Buyer Common Stock, or make any distribution, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the Buyer Common Stock, or any repurchase, redemption or other acquisition by Buyer of any outstanding shares of Buyer Common Stock; and

(e) agree, commit to or enter into any contract or arrangement to take any of the actions referred to in Section 5.2(a) through Section 5.2(d) above, or any other action that would prevent Buyer from performing, or cause Buyer not to perform, any of its covenants and agreements hereunder.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1 Disclosure Documents.

(a) As promptly as practicable after the date of this Agreement, Buyer and Seller shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus relating to the Seller Stockholders’ Meeting to be held to consider the adoption and approval of this Agreement and Buyer shall prepare and cause to be filed with the SEC the Registration Statement (including the Proxy Statement/Prospectus relating to the Seller Stockholders’ Meeting). Each of Buyer and Seller shall use reasonable best efforts to cause the Registration Statement or Proxy Statement/Prospectus, as the case may be, to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement or Proxy Statement/Prospectus, as the case may be. Each of Buyer, Merger Sub, Merger LLC and Seller shall furnish all information concerning themselves and their Subsidiaries, as applicable, as the other parties may reasonably request in connection with the preparation of the Registration Statement or which may be required under applicable Law. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the other parties prior to responding to any such comments or requests or filing any amendment or supplement to the Registration Statement or Proxy Statement/Prospectus, as the case may be, and shall provide the other parties with copies of all correspondence between such party and its Representatives on the one hand and the SEC and its staff on the other hand. Each of Buyer and Seller shall use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Seller Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Buyer, Merger Sub, Merger LLC or Seller become aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement/Prospectus, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Seller Stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties and include in such document or response, comments reasonably and promptly proposed by the other parties.

(c) Buyer will advise Seller, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.2 Seller Stockholders’ Meeting.

(a) Seller shall take all action necessary in accordance with applicable Law and the Seller Charter and Seller Bylaws to call, give notice of, convene, and hold a meeting of the Seller Stockholders to consider and vote on a proposal to adopt and approve this Agreement and the transactions contemplated hereby (the “Seller Stockholders’ Meeting”). The Seller Stockholders’ Meeting shall be held (on a date selected by Seller in consultation with Buyer) as promptly as practicable after mailing of the Proxy Statement/Prospectus.

(b) Subject to the provisions of Section 6.4 hereof, the Board of Directors of Seller shall recommend that the Seller Stockholders adopt and approve this Agreement (the “Seller Recommendation”) and Seller shall include such Seller Recommendation in the Proxy Statement/Prospectus.

6.3 Third Party Consents and Regulatory Approvals.

(a) Subject to the terms hereof and applicable Law, Seller and Buyer shall use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby (including, without limitation, the Merger and the Upstream Merger) as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer or any of their respective Subsidiaries in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Upstream Merger);

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger and the Upstream Merger required under (A) the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement (including, without limitation, the Merger and the Upstream Merger).

Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Registration Statement and Proxy Statement/Prospectus) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer and Seller agree that nothing contained in this Section 6.3(a) shall modify or affect their respective rights and responsibilities under Section 6.3(b).

(b) Seller and Buyer shall use reasonable best efforts to obtain the authorizations, consents, orders and approvals and to make filings from or with any Governmental Authority or other third party necessary for their execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority. Each of Seller and Buyer hereby covenants and agrees to use its reasonable best efforts to secure termination of any waiting periods under the HSR Act and any other federal, state or foreign law, regulation, or decree designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) and to obtain the approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other applicable Governmental Authority, for the Merger, the Upstream Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall require Buyer or Seller, in connection with the receipt of any regulatory approval, to divest, sell, lease, license, hold separate, restrict or otherwise dispose of, or agree to divest, sell, lease, license, hold separate, restrict or otherwise dispose of any business whatsoever conducted by or proposed to be conducted by or any assets whatsoever of Buyer, Seller or any of their respective Subsidiaries, or to litigate or formally contest any proceedings relating to any regulatory approval process in connection with the Merger or Upstream Merger.

(c) Buyer and Seller will (i) promptly notify the other party of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law (including Regulations, codes, plans, Orders and charges thereunder), permit the other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign Laws; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign Laws unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party or its counsel the opportunity to attend and participate in such meeting; provided that if the Governmental Authority or applicable Law (including Regulations, codes, plans, Orders and charges thereunder) does not permit such participation by the other party or its counsel, or if Buyer’s and Seller’s respective counsels both agree in good faith that participation of Seller or Seller’s counsel would not be advisable, Buyer meeting with such Governmental Authority may proceed without the participation of Seller or its counsel; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) drafted by or in conjunction with outside counsel between it and its Affiliates and its respective Representatives on the one hand, and any Governmental Authority or members of such Governmental Authority’s staff on the other hand, concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign Law, except to the extent prohibited by applicable Law (including Regulations, codes, plans, Orders and charges thereunder) or the instructions of such Governmental Authority.

(d) Buyer and Seller shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(e) Buyer shall pay the filing and related fees in connection with any such filings that must be paid to any Governmental Authorities by any of the parties.

(f) Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents required in connection with the Merger and the Upstream Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither Seller nor Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.3.

6.4 No Solicitation of Transactions; Acquisition Proposals.

(a) Seller agrees that, except as permitted by this Section 6.4, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal.

(b) As promptly as practicable, and in any event within 24 hours, after any officer or director of Seller receives any Acquisition Proposal, Seller shall provide Buyer with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, including (i) the identity of the Person or group making any such Acquisition Proposal, request or inquiry, (ii) a copy of all written materials provided by such Person in connection with such Acquisition Proposal, request or inquiry and (iii) a written summary, if it is not in writing, of any such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, Seller shall continue to keep Buyer promptly informed of all material developments regarding the status and material details of any such Acquisition Proposal, request or inquiry (including, but not limited to, notice of all material amendments with respect thereto) and to the extent requested by Buyer, Seller will provide Buyer with daily updates on the status and details of any such Acquisition Proposal. Seller shall provide Buyer with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of Board of Directors of Seller) of any meeting of the Board of Directors of Seller at which such Board of Directors of Seller is reasonably expected to discuss any Acquisition Proposal or any Change of Recommendation.

(c) If, prior to the time Seller Stockholders’ Approval is obtained, Seller receives from a Person a bona fide written Acquisition Proposal, Seller may (A) provide information in response to a request therefor by such Person if Seller receives from the Person so requesting such information an executed confidentiality agreement on terms no more favorable in any material respect to such Person as the terms of the Confidentiality Agreement; provided that, contemporaneously with furnishing any such non-public information to such Person, Seller furnishes to Buyer all such non-public information not previously provided or made available to Buyer or (B) engage in discussions or negotiations with such Person with respect to an Acquisition Proposal, if prior to taking any action described in clause (A) or (B) above, the Board of Directors of Seller, after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take any action described in clause (A) or (B) above would be inconsistent with its fiduciary obligations under applicable Law, and the Board of Directors of Seller believes in good faith, after consultation with its outside legal counsel and its financial advisors, that the Acquisition Proposal in respect of which such action is to be taken, if consummated, is or could reasonably be expected to lead to a Superior Proposal.

(d) The Board of Directors of Seller and each committee thereof shall not:

(i) withhold, withdraw, amend, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify or make any statement with the substantive effect of withholding, withdrawing, amending qualifying or modifying), in a manner adverse to Buyer (any such action, a “Change of Recommendation”), the Seller Recommendation unless the Board of Directors of Seller is entitled to take the actions specified under Section 6.4(e);

(ii) approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal unless the Board of Directors has made a Change of Recommendation; or

(iii) except as expressly permitted by, and after compliance with, Section 8.1(d), cause or permit Seller to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement entered into in compliance with Section 6.4(c)) relating to any Acquisition Proposal.

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the receipt of the Seller Stockholders’ Approval, the Board of Directors of Seller may, in response to a Superior Proposal that did not result from a breach by Seller of this Section 6.4, effect a Change of Recommendation or approve or recommend any Acquisition Proposal if the Board of Directors of Seller determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law, but only on or after the fifth (5th) Business Day following Buyer’s receipt of written notice advising Buyer that the Board of Directors of Seller desires to effect a Change of Recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including any material changes) and identifying the Person making such Superior Proposal. Such five (5) Business Day period shall be required for each and every Superior Proposal or material modification thereto, as applicable.

(f) Nothing contained in this Section 6.4 shall be deemed to prohibit Seller or its Board of Directors from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Seller Recommendation in any respect, such disclosure shall be deemed to be a Change of Recommendation and Buyer shall have the right to terminate this Agreement as set forth in Section 8.1(c).

(g) Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Seller agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.4 and in the Confidentiality Agreement.

6.5 Access to Information.

(a) Upon reasonable prior notice and subject to applicable Laws relating to the premerger exchange of information, Seller, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, and other Representatives of Buyer, reasonable access without undue interruption, during normal business hours during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to all of its properties, books, contracts, commitments, and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws). Upon reasonable prior notice and subject to applicable Laws relating to the premerger exchange of information and the last sentence of this Section 6.5(a), Seller also shall provide Buyer during normal business hours with reasonable access to Seller’s executive officers, customers, suppliers or key Seller Employees. Neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Law or binding agreement entered into prior to the date of this Agreement, would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege or would violate or prejudice the rights of third parties. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, Buyer shall not, without the consent of Seller (which consent shall not be unreasonably withheld or delayed), contact any customers, suppliers or key Seller Employees.

(b) With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Section 6.5, Seller shall not be obligated, and shall not be obligated to cause any of its Subsidiaries, to afford to Buyer or its Representatives any access to any of its properties, books, contracts, commitments, and records relating to, or in respect of, competitively sensitive information, the sharing of which would violate applicable Laws relating to the premerger exchange of information.

6.6 Employment and Benefit Matters.

(a) Benefits. During the period commencing on the date of this Agreement and ending at the Effective Time, Buyer agrees to consult with Seller in good faith with respect to employee transition matters, including the compensation and employee benefits to be provided to Seller Employees (defined below) after the Effective Time. Following the Effective Time, the employees of the Surviving Corporation and its Subsidiaries who remain employed after the Effective Time (the “Seller Employees”) will be entitled to participate in either (i) the Employee Programs (other than equity-based plans) on the same terms, or terms which in the aggregate provide substantially comparable benefits, as those in effect immediately prior to the Effective Time, (ii) the employee benefit plans of Buyer and its Subsidiaries on the same terms as similarly-situated employees of Buyer and its Subsidiaries or (iii) a combination of (i) and (ii), and in each case in the discretion of Buyer, and Buyer may terminate any of the Employee Programs or merge any of the Employee Programs with Buyer’s employee benefit plans as Buyer deems appropriate. Subject to the requirements of applicable Law and unless such recognition of service would result in a duplication of benefits, Buyer shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Seller Employees with Seller or its Subsidiaries attributable to any period before the Effective Time as service rendered to Buyer or the Surviving Corporation for all purposes, including, but not limited to, eligibility to participate, vesting, including, but not limited to, applicability of any minimum waiting periods for participation, excluding for these purposes benefit accrual under any defined benefit plan. Without limiting the foregoing, Buyer shall not, and shall cause the Surviving Corporation not to, treat any Seller Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Buyer or the Surviving Corporation for a pre-existing medical condition, except to the extent such exclusions were applicable under an Employee Program of Seller or any of its Subsidiaries immediately prior to the Effective Time.

(b) “At Will” Employment. Except with respect to employees who have entered into employment agreements with Seller or its Subsidiaries, and subject to Section 6.6(c)

hereof, the Seller Employees who remain employed after the Effective Time shall be considered to be employed by Buyer “at will” and nothing in this Agreement shall be construed to limit the ability of Buyer or the Surviving Corporation to terminate the employment of any such Seller Employee at any time.

(c) Continuation of Employment. No provision of this Section 6.6 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any Subsidiary of Seller in respect of continued employment (or resumed employment) with Buyer, the Surviving Corporation or any of Buyer’s Subsidiaries and no provision of this Section 6.6 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by Buyer or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Buyer or any of its Subsidiaries.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer, Merger Sub and Merger LLC agree that all rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of Seller and its Subsidiaries provided for in the respective organizational documents in effect as of the date hereof, shall continue be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The Surviving Entity Limited Liability Company Agreement will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the Seller Charter and Seller Bylaws and during such six (6) year period following the Effective Time, Buyer shall not and shall cause the Surviving Entity not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary, or agent of Seller and its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law. From and after the Effective Time, Buyer and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of Seller and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between Seller and/or one or more its Subsidiaries and such officers and directors and listed in Section 6.7 of the Seller Disclosure Schedule.

(b) At or prior to the Effective Time, Seller shall purchase a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the Merger and the Upstream Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Seller, so long as the aggregate cost is $210,000 or less. In the event that $210,000 is insufficient for such coverage, Seller may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Buyer shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein).

(d) In the event Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. Subject to the terms and conditions herein provided, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall use its or their reasonable best efforts to take, or cause to be taken, all such necessary action as may be reasonably requested by, and at the sole expense of, Buyer.

6.9 Publicity. Except with respect to any action taken pursuant to and in accordance with Section 6.4, so long as this Agreement is in effect, neither Buyer nor Seller shall, or shall permit any of its respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. Upon the execution of this Agreement and at the Closing, Buyer and Seller shall issue a mutually agreed upon press release announcing the transactions contemplated hereby.

6.10 Notification of Certain Events. Each of Seller and Buyer will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) any litigation relating to, involving or otherwise affecting Seller, Buyer, Merger Sub, Merger LLC or any of their respective Subsidiaries that relates to the Merger or any of the other transactions contemplated by this Agreement. Seller shall give prompt written notice to Buyer of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any case, if and only to the extent that such untruth or inaccuracy or such failure could reasonably be expected to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Buyer shall give prompt written notice to Seller of any representation or warranty made by it, Merger Sub or Merger LLC contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Buyer, Merger Sub or Merger LLC to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any case, if and only to the extent that such untruth or inaccuracy or such failure could reasonably be expected to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.11 Shares Listed. Prior to the Effective Time, Buyer shall obtain approval for listing on Nasdaq the shares of Buyer Common Stock to be issued to the holders of the Seller Common Stock in the Merger.

6.12 Stock Exchange De-listing. Prior to the Closing Date, Seller shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Seller Common Stock from Nasdaq and the deregistration of the Seller Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.13 Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Buyer and Seller and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

6.14 Section 16 Matters. Prior to the Effective Time, Seller and Buyer, as applicable, shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of Seller (including derivative securities), in the case of Seller, and any acquisition of equity securities of Buyer (including derivative securities), in the case of Buyer, resulting from the transactions contemplated by this Agreement by each officer and director of Seller who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.15 Other Actions by the Parties. Buyer and Seller, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby (including all action reasonably necessary to seek and obtain any and all approvals of any Governmental Authority or other Person required in connection with the Merger or the Upstream Merger; provided, however, that neither Buyer nor (unless approved and so directed by Buyer in advance) Seller shall be obligated to make or consent to any divestiture or operational limitation or activity in connection therewith, or any waiver or modification of any right, or any payment of money or grant of any other commercial concession as a condition to obtaining any such approval). Each party agrees to use commercially reasonable best efforts to cause the conditions set forth in Article VII to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

6.16 Financing.

(a) Buyer will use its reasonable best efforts to obtain and close the financing contemplated by the Commitment Letters as soon as commercially reasonable but in any event at or prior to the Closing. In the event that financing pursuant to the Commitment Letters is not available to Buyer for any reason, Buyer shall use reasonable best efforts to obtain and close an alternative financing in an amount sufficient to deliver the Merger Consideration at the Effective Time. Notwithstanding the foregoing, Buyer’s failure to obtain such financing shall not relieve Buyer, Merger Sub and Merger LLC of any of their obligations under this Agreement to consummate the Merger. Buyer will furnish correct and complete copies of drafts of the definitive agreements relating to the financing to the Seller upon receipt thereof and will furnish correct and complete copies when executed.

(b) At the Seller’s request, Buyer shall keep Seller reasonably informed with respect to all material activity concerning the status of the financing contemplated by the Commitment Letters. Without limiting the foregoing, Buyer agrees to notify Seller promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date the Commitment Letters shall expire or be terminated for any reason.

(c) From the date of this Agreement until the Effective Time, Seller agrees to provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives to provide, such cooperation as may be reasonably requested by Buyer in connection with the arrangement of, and the negotiation of agreements with respect to, its financing (and any substitutions, replacements or refinancing thereof), including using reasonable best efforts to (i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective lenders and due diligence sessions each conducted at the expense of Buyer, and (ii) assist with the preparation of disclosure documents in connection therewith, provided that Seller shall not be obligated to incur any liability to any third party on account thereof and any such assistance shall be at the expense of Buyer.

6.17 Reorganization. Neither Seller, on the one hand, nor Buyer, Merger Sub or Merger LLC, on the other hand, shall take or cause to be taken any action that would prevent the

Merger and the Upstream Merger, considered together as a single integrated transaction, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. In the event that the condition in Section 7.3(d) cannot be satisfied because of a failure, as a result of Dissenting Shares and/or cash paid in lieu of fractional shares, of the consideration set forth in Section 2.1(c) to meet the continuity of interest requirement under Section 368(a) of the Code (the “Continuity Requirement”), the Stock Consideration shall be increased and the Cash Consideration shall be decreased to the minimum extent necessary, based on the Exchange Ratio, to enable the Continuity Requirement to be met.

6.18 Tax Due Diligence. Seller and its Subsidiaries shall promptly deliver to Buyer or its Tax advisors such documents and other materials relating to Tax matters which are reasonably requested by such Person(s) in connection with the transactions contemplated by this Agreement. Such documents and materials may include, but not be limited to, correct and complete copies of Tax Returns for any open Tax years filed by Seller and its Subsidiaries, private letter rulings, determination letters, closing agreements and other correspondence issued by any Taxing Authority to Seller or any of its Subsidiaries.

6.19 Director. Immediately following the Effective Time, the Board of Directors of Buyer shall in accordance with provisions contained in Buyer’s certificate of incorporation and bylaws, take such action as necessary to (a) increase the size of the Board of Directors of Buyer by one (1) and (b) elect Zoltan Cendes or a replacement named by the Seller; provided that such nominee or any named replacement shall meet the criteria provided in Buyer’s Corporate Governance Guidelines, as the same may be amended from time to time (such nominee or replacement, the “Designee”) as a Class II Director of the Board of Directors of Buyer to hold office in accordance with Buyer’s certificate of incorporation and bylaws and until his successor is duly elected or qualified, or his earlier death, resignation or removal. The Designee will be subject to Buyer’s Statement of Company Policy on Insider Trading and Disclosure and Insider Trading Procedures and shall execute an acknowledgement to such effect upon the election of the Designee to the Board of Directors of Buyer. In addition, the Designee shall acknowledge Buyer’s Code of Business Conduct and Ethics.

ARTICLE VII - CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Seller Stockholders’ Approval. This Agreement shall have been adopted and approved by the requisite affirmative vote of the holders of shares of Seller Common Stock present and voting at the Seller Stockholders’ Meeting in accordance with applicable Law (the “Seller Stockholders’ Approval”).

(b) No Restraints. There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Authority of competent jurisdiction is seeking (i) an Order to or (ii) to (A) prohibit, limit, restrain or impair Buyer’s ability to own, control, direct, manage, or operate or to retain or change any portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of Seller or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger or Upstream Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

(c) No Injunctions or Restraints; Illegality. No order, injunction, or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Upstream Merger shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, issued, entered, promulgated, or enforced by any Governmental Authority that prohibits, or makes illegal consummation of the Merger or the Upstream Merger.

(d) Effective Registration Statement; Prospectus/Proxy Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC or any Governmental Authority.

(e) NASDAQ Listing. The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2 Conditions to the Obligations of Buyer, Merger Sub and Merger LLC. The obligation of Buyer, Merger Sub and Merger LLC to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each representation and warranty of Seller contained in this Agreement (i) shall have been true and correct (without regard to any qualification or exception relating to materiality or Seller Material Adverse Effect) as of the date of this Agreement except as, individually or in the aggregate, does not constitute a Seller Material Adverse Effect and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Seller Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except as, individually or in the aggregate, does not constitute a Seller Material Adverse Effect as of the Closing Date; provided, however, the Seller representations and warranties contained in Sections 3.2 (Capitalization) and 3.5 (Broker’s Fees) shall be true and correct at the applicable times in all material respects, and Seller’s representations and warranties which address matters only as of a particular date, need only be true and correct as of such particular date (subject to the qualifications regarding Seller Material Adverse Effect and all material respects in the preceding clause), it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Seller Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded. For purposes of the foregoing proviso of this Section 7.2(a), the Seller representations and warranties contained in Sections 3.2 (Capitalization) and 3.5 (Broker’s Fees) shall be considered true and correct in all material respects and this condition shall be considered satisfied if, either (1) in response to a breach of such representations and warranties that becomes or is made known to Seller, Seller agrees to adjust the Merger Consideration as set forth in Section 8.1(c) in a manner that compensates Buyer for the financial loss, if any, resulting therefrom, or (2) the aggregate amount of Merger Consideration and fees payable in connection with the Merger is less than the amount that would be payable had such representations and warranties been true and correct.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer, Merger Sub and Merger LLC shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

(c) No Seller Material Adverse Effect. Since the date of this Agreement, there shall not have been a Seller Material Adverse Effect that has occurred and is continuing.

(d) Dissenting Shares. Appraisal rights shall not have been demanded in accordance with the provisions of Section 262 of the DGCL by holders of more than ten percent (10%) of the aggregate issued and outstanding shares of Seller Common Stock as of immediately prior to the Effective Time in connection with the Merger.

7.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each representation and warranty of Buyer, Merger Sub or Merger LLC contained in this Agreement (i) shall have been true and correct (without regard to any qualification or exception relating to materiality or Buyer Material Adverse Effect) as of the date of this Agreement except as, individually or in the aggregate, does not constitute a Seller Material Adverse Effect and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Buyer Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except as, individually or in the aggregate, does not constitute a Buyer Material Adverse Effect as of the Closing Date; provided, however, Buyer’s representations and warranties which address matters only as of a particular date, need only be true and correct as of such particular date (subject to the qualifications regarding Buyer Material Adverse Effect in the preceding clause), it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Seller Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

(b) Performance of Obligations of Buyer, Merger Sub and Merger LLC. Buyer, Merger Sub and Merger LLC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer and Merger Sub to such effect.

(c) No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have been a Buyer Material Adverse Effect that has occurred and is continuing.

(d) Tax Opinion. Seller shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Effective Time and to the effect that the Merger and the Upstream Merger, considered together as a single integrated transaction, will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, if Wilson Sonsini Goodrich & Rosati, Professional Corporation, does not render such opinion, this condition shall nonetheless be deemed satisfied if Goodwin Procter LLP renders such opinion to Seller. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Buyer, Merger Sub, and Merger LLC, on the one hand, and Seller, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and the Upstream Merger may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholders’ Approval has been obtained,

(a) by mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller by action of the Board of Directors of Seller at any time prior to the Effective Time: (i) if the Merger and the Upstream Merger shall not have been consummated by September 30, 2008 (the “Termination Date”), (ii) if any Order permanently enjoining, restraining or otherwise prohibiting the Merger or Upstream Merger exists and such Order shall have become final and nonappealable; or (iii) the Seller Stockholders’ Approval shall not have been obtained at the Stockholders’ Meeting or any adjournment or postponement of the Stockholders’ Meeting taken in accordance with this Agreement; provided that if the Merger and the Upstream Merger shall not have been consummated solely due to any approval from the Federal Trade Commission, the Antitrust Division of the United Stated Department of Justice or such similar foreign or domestic Governmental Authority not having been received, then, with the consent of Seller, such date shall be extended for not more than six (6) months to allow more time for such approval to be obtained (the “Extended Termination Date”); and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has materially breached its obligations under this Agreement in any manner and such breach shall have proximately caused the occurrence of the event which gave rise to the termination right under this Section 8.1(b);

(c) by Buyer, if: (i) the Board of Directors of Seller shall have made a Change of Recommendation, (ii) the Board of Directors of Seller shall have failed to confirm its recommendation of this Agreement as promptly as practicable (but in any event, within five (5) Business Days) after Buyer requests in writing that the Board of Directors of Seller do so, (iii) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer or, prior to eleven (11) Business Days after the commencement of such tender or exchange offer, the Board of Directors of Seller fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation; (iv) there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within the earlier of (x) the Termination Date, and (y) thirty (30) days after written notice thereof has been given by Buyer to Seller; provided that Buyer may not terminate this Agreement if such breach or failure is cured; and provided further that if Section 7.2(a) would not be satisfied as a result of any breach of the representations and warranties contained in Sections 3.2 (Capitalization) or 3.5 (Broker’s Fees), such breach shall be deemed cured if Seller adjusts the Merger Consideration (such adjustment made by proportionally adjusting both the Cash Consideration and the Stock Consideration) such that the aggregate Merger Consideration and fees payable after giving effect to such adjustment equals the amount that would have been payable had such breach not occurred (it being agreed and understood that upon any such adjustment, for all purposes of this Agreement references to the Merger Consideration shall be deemed to include any such adjustment), or (v) Seller shall have intentionally breached is obligations under Section 6.4; or

(d) by Seller, (i) if Buyer, Merger Sub or Merger LLC breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, has not been cured within the earlier of (x) the Termination Date and (y) thirty (30) days after the giving of written notice to Buyer of such breach (it being understood that Seller may not terminate this Agreement if such breach or failure is cured) or (ii) in connection with entering into a definitive agreement to effect a Superior Proposal; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(d), Seller shall have (i) provided Buyer with the five (5) Business Days’ prior written notice provided in Section 6.4(c) (which notification shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions), (ii) at the end of such five (5) Business Day period, the Board of Directors of Seller and/or a committee of the Board of Directors of Seller determines in good faith, after taking into account all amendments or revisions made or proposed to be made by Buyer and after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal; and (iii) Seller prior to or concurrently with such termination pays to Buyer in immediately available funds all amounts required to be paid pursuant to Section 8.2(b).

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger and the Upstream Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful breach of this Agreement, and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) Seller shall pay Buyer a termination fee of $27,034,000 (the “Termination Fee”) in the event of the termination of this Agreement pursuant to:

(i) Section 8.1(c) (other than pursuant to Section 8.1(c)(iv));

(ii) Section 8.1(d)(ii); or

(iii) Section 8.1(b)(iii) or, if the Seller Stockholders’ Approval has not been obtained prior to termination of this Agreement, Section 8.1(b)(i), in either case, if, at or prior to the time of such failure, an Acquisition Proposal shall be publicly disclosed, and within twelve (12) months after such termination a definitive agreement shall have been entered into providing for an Acquisition Proposal which is closed within twenty four (24) months of such termination (provided that, for purposes of this Section 8.2(b)(iii), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”).

(iv) Seller acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the Transactions, and that, without these agreements, Buyer, Merger Sub and Merger LLC would not enter into this Agreement; accordingly, if Seller fails to promptly pay the amount due pursuant to this Section 8.2(b), and, in order to obtain such payment, Buyer, Merger Sub or Merger LLC commences a suit that results in a judgment against Seller for the fee set forth in this Section 8.2(b) or any portion of such fee, Seller shall pay to Buyer, Merger Sub or Merger LLC its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of JP Morgan Chase & Co. in effect on the date such payment was required to be made through the date of payment.

(c) Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by Seller, the Termination Fee shall be Buyer’s, Merger Sub’s and Merger LLC’s sole and exclusive remedy for monetary damages under this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or managing member, as applicable, at any time before or after approval of the matters presented in connection with the Merger to the Seller Stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Seller Stockholders, no amendment of this Agreement shall be made that by law or in accordance with the rules of any stock exchange requires further approval by the Seller Stockholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Seller Stockholders’ Approval, no extension or waiver of this Agreement or any portion thereof shall be made that by law requires further adoption and approval by the Seller Stockholders without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX - MISCELLANEOUS

9.1 Survival. This Article IX and the agreements of Seller, Buyer, Merger Sub and Merger LLC contained in Article VI and Sections 6.6 (Employment and Benefit Matters), 6.7 (Directors’ and Officers’ Indemnification and Insurance) and Section 6.19 (Director) shall survive the consummation of the Merger and the Upstream Merger. This Article IX and the agreements of Seller, Buyer, Merger Sub and Merger LLC contained in Section 9.2 (Expenses) and Section 8.2 (Effect of Termination and Abandonment), and the Confidentiality Agreement shall survive the termination of this Agreement. The provisions of Article I regarding the Upstream Merger and Section 6.17 (Reorganization) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger, the Upstream Merger or the termination of this Agreement.

9.2 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery), mailed by prepaid registered or certified mail (return receipt requested), or by facsimile transmission (providing confirmation of transmission) addressed as follows:

(a)	If to Buyer, Merger Sub or Merger LLC, to:

ANSYS, Inc.
275 Technology Drive
Southpointe
Canonsburg, PA 15317
Attention: James E. Cashman III
Facsimile: (724) 514-9699

(b)	with required copies to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Facsimile No.: (617) 523-1231
Attention: John R. LeClaire, Esq.
Joseph L. Johnson III, Esq.

(c)	If to Seller:

Ansoft Corporation
225 West Station Square Drive
Suite 200
Pittsburgh, PA 15219
Facsimile No.: (412) 471-9427
Attention: Shane Emswiler, Chief Financial Officer

(d)	with required copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Facsimile No.: (650) 493-6811
Attention: Larry W. Sonsini, Esq.
Robert Sanchez, Esq.
Adam M. Dinow, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so delivered (if delivered personally) or on the date of confirmation of receipt; provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits, Buyer Disclosure Schedules or Seller Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Seller, Buyer, Merger Sub or Merger LLC or any of their respective Subsidiaries or Affiliates to take any action that would violate applicable law, rule, or regulation.

9.5 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement, the Voting Agreements and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

9.8 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Buyer, Merger Sub, Merger LLC and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

9.9 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement, except with respect to the following sections of this Agreement (in each case, only after the Closing): (i) Article I regarding the Upstream Merger and Section 6.17 (Reorganization), (ii) Section 6.7 (Directors’ and Officers’ Indemnification and Insurance) and (iii) Section 6.19 (Director).

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Acquisition Proposal” means any proposal or offer for (i) a merger, recapitalization, reorganization, business combination or consolidation, or any similar transaction, involving Seller or any of its Subsidiaries, (ii) a sale, lease exchange, mortgage, pledge, transfer or other acquisition of more than 15% of the assets of Seller and its Subsidiaries, taken as a whole, in one or a series of related transactions, (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Seller or (iv) a liquidation or dissolution of Seller; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Action” means any suit, arbitration, cause of action, claim, criminal prosecution, non-routine investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority or before any arbitrator or other tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals.

“Ancillary Lease Documents” shall have the meaning ascribed thereto in Section 3.15(a) hereof.

“Antitrust Laws” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“Appraisal Rights Provisions” shall have the meaning ascribed thereto in Section 2.4(a) hereof.

“Assumed Options” shall have the meaning ascribed thereto in Section 2.1(d)(ii) hereof.

“Book-Entry Share” and “Book Entry Shares” shall have the meanings ascribed thereto in Section 2.1(c) hereof.

“Business” means the business of Seller and its Subsidiaries as currently conducted and proposed to be conducted.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the State of New York.

“Buyer” shall have the meaning ascribed thereto in the recitals.

“Buyer Common Stock” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Buyer Disclosure Schedule” shall have the meaning ascribed thereto in Article IV hereof.

“Buyer Financial Statements” shall have the meaning ascribed thereto in Section 4.6(d) hereof.

“Buyer Material Adverse Effect” means any change, event, circumstance or condition that has or results in a material adverse effect (a) on the business, financial condition, assets, liabilities or results of operations of Buyer and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Buyer Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Buyer and its Subsidiaries taken as a whole; (ii) changes in or affecting the industries in which Buyer operates to the extent they do not disproportionately affect Buyer and its Subsidiaries taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement; (iv) any action taken at the written request of Seller; (v) changes resulting from changes in accounting requirements or applicable Law; (vi) the failure in and of itself to meet any projections or forecasts or revenue or earnings predictions (provided that this subclause (vi) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such failure to meet projections or forecasts or revenue or earnings predictions); or (vii) changes in Buyer’s stock price or trading volume of Buyer’s stock, in and of itself, or (b) on the ability of Buyer, Merger Sub and Merger LLC to consummate the transactions contemplated by this Agreement.

“Buyer Permits” shall have the meaning ascribed thereto in Section 4.10 hereof.

“Buyer Product” shall have the meaning ascribed thereto in Section 4.11(b) hereof.

“Buyer SEC Reports” shall have the meaning ascribed thereto in Section 4.6(a) hereof.

“Buyer Stock Options” shall mean options to purchase Buyer Common Stock issued under any of the Buyer Stock Option Plans.

“Buyer Stock Option Plans” shall mean the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan and the 1994 Stock Option and Grant Plan, as amended.

“Buyer’s Advisors” shall have the meaning ascribed thereto in Section 4.5 hereof.

“Buyer Intellectual Property Assets” shall mean any of Buyer’s or any of its Subsidiaries’ Intellectual Property Assets.

“Cash Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Certificate” and “Certificates” shall have the meanings ascribed thereto in Section 2.1(c) hereof.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Change of Recommendation” shall have the meaning ascribed thereto in Section 6.4(d)(i) hereof.

“Closing” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Commitment Letters” shall have the meaning ascribed thereto in Section 4.14 hereof.

“Code” shall have the meaning ascribed thereto in the recitals.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Buyer and Seller dated as of January 11, 2008.

“Copyrights” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.12.

“Court” means any court, arbitration tribunal or judicial body of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Delaware Courts” shall have the meaning ascribed thereto in Section 9.8 hereof.

“Designee” shall have the meaning ascribed thereto in Section 6.19 hereof.

“DGCL” shall have the meaning ascribed thereto in the recitals.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 2.4(a) hereof.

“Dissenting Stockholders” shall have the meaning ascribed thereto in Section 2.4(a) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Employee Program” shall have the meaning ascribed thereto in Section 3.12 hereof.

“Encumbrance” shall mean any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Seller, any Subsidiary, the Stockholders or any of their Affiliates, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” shall have the meaning ascribed thereto in Section 3.16 hereof.

“Environmental Laws” shall have the meaning ascribed thereto in Section 3.16 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning ascribed thereto in Section 3.12 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company designated by Buyer and reasonably satisfactory to Seller.

“Exchange Fund” shall have the meaning ascribed thereto in Section 2.3(a) hereof.

“Exchange Ratio” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Extended Termination Date” shall have the meaning ascribed thereto in Section 8.1(b) hereof.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” shall mean any United States or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” shall have the meaning ascribed thereto in Section 3.16 hereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” shall mean Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, or (f) guarantees relating to any such Liabilities. Notwithstanding the foregoing, for all purposes hereunder, Indebtedness shall not include any payables between Seller and its Subsidiaries, and guarantees, if any, among Seller and/or its Subsidiaries in connection with transfer pricing arrangements.

“Intellectual Property Assets” shall mean: (a) patents, patent applications and patent rights (collectively, “Patents”); (b) rights in trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”); (c) copyrights in both published and unpublished works, including without limitation copyrights in all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (d) rights in know-how, trade secrets, confidential or proprietary information, including any such rights in research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures and testing results (collectively, “Trade Secrets”); and (e) any other intellectual property rights, including any rights analogous to those set forth above.

“IRS” shall mean the Internal Revenue Service.

“Laws” shall mean any laws, statutes, codes, executive orders, licensing requirements, ordinances and Regulations of any Governmental Authority, including all Orders having the effect of law in each such jurisdiction.

“Leased Real Property” shall mean the real property leased, subleased or licensed by the Seller or any of its Subsidiaries that is related to or used in connection with the Business, and the real property leased, subleased or licensed by the Seller or any Subsidiary, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned the Seller or any Subsidiary, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Leases” shall have the meaning ascribed thereto in Section 3.15 hereof.

“Lenders” shall have the meaning ascribed thereto in Section 4.14 hereof.

“Liabilities” shall mean all debts, obligations and other liabilities of any kind or nature (whether known, unknown, accrued, or not accrued, absolute or contingent, liquidated or unliquidated, due or to become due, asserted or unasserted or otherwise).

“LLC Act” shall mean the Delaware Limited Liability Company Act.

“Marks” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.12.

“Merger” shall have the meaning ascribed thereto in the recitals.

“Merger Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Merger LLC” shall have the meaning ascribed thereto in the recitals.

“Merger Sub” shall have the meaning ascribed thereto in the recitals.

“Merger Sub Charter” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Merger Sub Common Stock” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

“Multiemployer Plan” shall have the meaning ascribed thereto in Section 3.12 hereof.

“Nasdaq” shall mean the Nasdaq Global Market.

“New Certificates” shall have the meaning ascribed thereto in Section 2.3(a) hereof.

“Option Exchange Ratio” shall have the meaning ascribed thereto in Section 2.1(d)(ii) hereof.

“Options” shall mean those vested and unvested options to subscribe for Seller Common Stock granted under the Seller Stock Option Plans or otherwise outstanding.

“Option Shares” shall mean the Seller Common Stock to be issued to the optionholders following the exercise of the Options.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Real Property” shall mean the real property in which the Seller or any Subsidiary has any fee title (or equivalent).

“Patents” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.12.

“Permitted Encumbrance” shall mean (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by Seller or any Subsidiary and being transferred to Buyer, Merger Sub or Merger LLC at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (iv) with respect to Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Leased Real Property which are not attributable to Seller or any Subsidiary. Notwithstanding the foregoing, any Encumbrances for Indebtedness of Seller or any Subsidiary as of the Closing will not be a Permitted Encumbrance.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“Proxy Statement/Prospectus” shall have the meaning ascribed thereto in Section 3.25 hereof.

“Real Property” shall mean, collectively, the Leased Real Property and the Owned Real Property.

“Registration Statement” shall have the meaning ascribed thereto in Section 3.25 hereof.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Party Transaction” shall have the meaning ascribed thereto in Section 3.22 hereof.

“Release” shall have the meaning ascribed thereto in Section 3.16 hereof.

“Representatives” shall mean the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of Seller, Buyer, Merger Sub, Merger LLC or any of their respective Subsidiaries, as the case may be.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed thereto in the recitals.

“Seller Bylaws” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Seller Charter” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Seller Common Stock” shall have the meaning ascribed thereto in Section 2.1(b) hereof.

“Seller Contracts” shall have the meaning ascribed thereto in Section 3.14 hereof.

“Seller Disclosure Schedule” shall have the meaning ascribed thereto in Article IV hereof.

“Seller Employees” shall have the meaning ascribed thereto in Section 6.6(a) hereof.

“Seller Financial Statements” shall have the meaning ascribed thereto in Section 3.6(d) hereof.

“Seller Intellectual Property Assets” shall mean any of Seller’s or any of its Subsidiaries’ Intellectual Property Assets.

“Seller Material Adverse Effect” means any change, event, circumstance or condition that has or results in a material adverse effect (a) on the business, financial condition, assets, liabilities or results of operations of Seller and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Seller Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Seller and its Subsidiaries taken as a whole; (ii) changes in or affecting the industries in which the Seller operates to the extent they do not disproportionately affect Seller and its Subsidiaries taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement; (iv) any action taken at the written request of Buyer, Merger Sub or the Merger LLC; (v) changes resulting from changes in accounting requirements or applicable Law; (vi) the failure in and of itself to meet any projections or forecasts or revenue or earnings predictions (provided that this subclause (vi) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such failure to meet projections or forecasts or revenue or earnings predictions); or (vii) changes in Seller’s stock price or trading volume of Seller’s stock, in and of itself, or (b) on the ability of Seller to consummate the transactions contemplated by this Agreement.

“Seller Permits” shall have the meaning ascribed thereto in Section 3.10 hereof.

“Seller Product“ shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Seller Preferred Stock” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“Seller Recommendation” shall have the meaning ascribed thereto in Section 6.2(b) hereof.

“Seller Registered IP Rights” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Seller Restricted Stock Awards” shall mean awards to purchase restricted Seller Common Stock issued under any of the Seller Stock Options Plans.

“Seller SEC Reports” shall have the meaning ascribed thereto in Section 3.6(a) hereof.

“Seller Stock Options” shall mean options to purchase Seller Common Stock issued under any of the Seller Stock Options Plans.

“Seller Stock Option Plans” shall mean the 2006 Stock Incentive Plan and the 1995 Stock Option Plan.

“Seller Stockholders” shall mean the holders of Seller Common Stock.

“Seller Stockholders’ Approval” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Seller Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 6.2(a) hereof.

“Seller Trade Secrets” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Seller’s Advisor” shall have the meaning ascribed thereto in Section 3.5 hereof.

“Stock Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” shall mean any written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Board of Directors of Seller and/or a committee of the Board of Directors of Seller determines in good faith, after consultation with its outside legal counsel and financial advisor, to be more favorable to the Seller Stockholders than the Merger from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal including, without limitation, the likelihood of consummation and certainty of financing.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 1.1 hereof.

“Surviving Corporation Bylaws” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Surviving Corporation Charter” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Surviving Entity” shall have the meaning ascribed thereto in the recitals.

“Surviving Entity Certificate of Formation” shall have the meaning ascribed thereto in Section 1.5.

“Surviving Entity Limited Liability Company Agreement” shall have the meaning ascribed thereto in Section 1.5.

“Tax” shall mean any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

“Tax Return” shall mean any report, return, document, declaration, election, schedule or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Taxing Authority” shall mean any Governmental Authority responsible for the imposition of any Tax.

“Termination Fee” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

“Termination Date” shall have the meaning ascribed thereto in Section 8.1(b) hereof.

“Third Party Rights” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Total Shares” shall have the meaning ascribed thereto in Section 2.1(d)(iii) hereto.

“Trade Secrets” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.12.

“Voting Agreement” and “Voting Agreements” shall have the meanings ascribed thereto in the recitals.

“U.S.” shall mean the United States.

“Upstream Merger” shall have the meaning ascribed thereto in the recitals.

“Upstream Merger Certificate” shall have the meaning ascribed thereto in Section 1.2.

“Upstream Merger Effective Time” shall have the meaning ascribed thereto in Section 1.2.

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IN WITNESS WHEREOF, Buyer, Merger Sub, Merger LLC and Seller have caused this Agreement and Plan of Merger to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

ANSYS, INC.

By:	/s/ James E. Cashman III
Name:	James E. Cashman III
Title:	President and Chief Executive Officer

EVGENI, INC.

By:	/s/ James E. Cashman III
Name:	James E. Cashman III
Title:	President

SIDNEY LLC

By:	/s/ James E. Cashman III
Name:	James E. Cashman III
Title:	President

ANSOFT CORPORATION

By:	/s/ Nicholas Csendes
Name:	Nicholas Csendes
Title:	President/CEO